Exhibit 10.16

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF MARCH 21, 2003

BY AND AMONG

AAR RECEIVABLES CORPORATION II,

As Seller,

AND

AAR CORP.,

Individually and as Initial Servicer

AND

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO,

As Purchasers

AND

LASALLE BUSINESS CREDIT, LLC,

As Agent

ii

Section 6.3	Assignability.
Section 6.4	Costs, Expenses and Taxes.
Section 6.5	Confidentiality
Section 6.6	GOVERNING LAW AND JURISDICTION.
Section 6.7	Execution in Counterparts.
Section 6.8	Survival of Termination.
Section 6.9	WAIVER OF JURY TRIAL; OTHER WAIVERS.
Section 6.10	Entire Agreement.
Section 6.11	Headings.

EXHIBIT I	DEFINITIONS
EXHIBIT II	CONDITIONS OF PURCHASES
EXHIBIT III	REPRESENTATIONS AND WARRANTIES
EXHIBIT IV	COVENANTS
EXHIBIT V	TERMINATION EVENTS
EXHIBIT VI	ACTIVITIES TO MAINTAIN CORPORATE SEPARATENESS
EXHIBIT VII	CONTRACTUAL REQUIREMENTS

SCHEDULE I	CREDIT AND COLLECTION POLICIES
SCHEDULE II	LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS
SCHEDULE III	TRADE NAMES
SCHEDULE IV	OFFICE LOCATIONS
SCHEDULE V	ORIGINATORS
SCHEDULE VI	[RESERVED]
SCHEDULE VII	PERMITTED FOREIGN OBLIGORS
SCHEDULE VIII	BENEFIT PLANS
SCHEDULE IX	GOVERNMENT PROCEEDINGS; DEFAULTS

ANNEX A	FORM OF INFORMATION PACKAGE
ANNEX B	FORM OF PURCHASE NOTICE
ANNEX C	FORM OF PAYDOWN NOTICE
ANNEX D	FORM OF COMPLIANCE CERTIFICATE
ANNEX E	FORM OF ASSIGNMENT AND ACCEPTANCE
ANNEX F	[RESERVED]
ANNEX G	LIST OF CLOSING DOCUMENTS
ANNEX H	FORM OF SETTLEMENT STATEMENT

iii

This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 21, 2003, by and among AAR RECEIVABLES CORPORATION II, an Illinois corporation, as seller (the “Seller”), AAR CORP., a Delaware corporation, individually (“AAR”) and as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES HERETO, as purchasers (collectively, the “Purchasers” and each individually, a “Purchaser”), and LASALLE BUSINESS CREDIT, LLC, a Delaware limited liability company (“LaSalle”), as agent for itself and the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

PRELIMINARY STATEMENTS

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I.  References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.

The Seller desires to sell, transfer and assign undivided variable percentage interests in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interests as such percentage interests shall be adjusted from time to time based upon, in part, reinvestment payments that are made by the Purchasers.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1             Purchase Facility.

(a)           On the terms and conditions hereinafter set forth, from the date hereof until the Facility Termination Date, each Purchaser hereby agrees to (i) purchase its Pro Rata Share of undivided percentage ownership interests of the Purchased Interests from time to time offered by the Seller and approved by the Agent, in its sole discretion and (ii) make reinvestments of undivided percentage ownership interests with regard to the Purchased Interests.  All Purchased Interests purchased by, or reinvested in by, the Purchasers shall be held by the Agent for the benefit of each respective Purchaser.  Under no circumstances shall the Purchasers make any such purchase or reinvestment if, after giving effect to such purchase or reinvestment, (i) the aggregate outstanding Capital of the Purchased Interest would exceed the Purchase Limit or (ii) such Purchaser’s outstanding Capital attributable to its Pro Rata Share of the Purchased Interest would exceed such Purchaser’s Maximum Purchase Limit.

(b)           The Seller may, upon at least 30 days’ written notice to the Agent, terminate the purchase facility provided in this Section in whole or, upon at least 30 days’ written notice to the Agent, from time to time, irrevocably reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $15,000,000.  Any such reduction in the Purchase Limit shall be applied to reduce each Purchaser’s Maximum Purchase Limit by the amount of such Purchaser’s Pro Rata Share of the total reduction in the Purchase Limit.

(c)           In addition, on any date (other than a Termination Day) on which (i) Capital in the amount of the Purchase Limit is then outstanding and (ii) the Purchased Interest is less than 100%, the Agent, if requested in writing by the Seller, shall within five (5) Business Days after its receipt of such request, identify no less than ten (10) Obligors which the Seller may elect to have treated by the Agent as ineligible for further purchase hereunder and under the Sale Agreement.  Subject to the following proviso, the Seller, by written notice to the Agent, may designate any or all of such Obligors as thereafter being ineligible, which election shall be irrevocable; provided that immediately after giving effect to such election no Termination Event or Unmatured Termination Event shall then exist or result therefrom and the Purchased Interest shall be equal to or less than 100%.  From and after any such election by the Seller with respect to any particular Obligor, the Seller shall cease making any further purchases of Receivables originated by any such Obligor under the Sale Agreement; it being agreed that such election shall not affect the eligibility of any Receivables previously purchased by the Seller under the Sale Agreement or by the Purchasers under this Agreement, in either case, prior to the effective date of such election.  If the Agent shall fail to identify such Obligors within such time, the Purchaser may prepare and submit a written list of such Obligors for the Agent’s consideration.  If the Agent does not respond to the Seller within five (5) Business Days after its receipt of the Seller’s suggestions, then the Seller shall be permitted, subject to the conditions above, to designate any number of Group D Obligors for ineligibility hereunder by giving written notice thereof to the Agent.

(d)           The Seller may, by written request delivered to the Agent not more than six (6) and not less than five (5) months prior to the Facility Termination Date and payment of a non-refundable fee of $35,000 to the Agent, request that the Agent and the Purchasers undertake a new credit review and analysis in contemplation of the extension of the Facility Termination Date, and the Agent and the Purchasers agree to undertake such review and analysis and to use their best efforts to complete such review and analysis by no later than three (3) months prior to the Facility Termination Date.  Upon completion of such review and analysis, the Agent and the Purchasers shall promptly notify the Seller as to whether, in the sole discretion of the Agent and the Purchasers, they are willing to extend the Facility Termination Date and the terms therefor.  Any such extension pursuant to this clause (c) shall thereupon become effective upon mutual agreement to such terms, the finalization and execution of any necessary documentation therefor, and the satisfaction of any other conditions to the effectiveness thereof pursuant to such documentation.  Notwithstanding anything contained herein to the contrary, (i) in no event shall the Agent or any Purchaser have any obligation to agree to any such extension, all of which shall be at its sole discretion and (ii) no such extension shall be for a period in excess of 364 days from the effective date thereof.

(e)           Agent and the Purchasers are entering into this Agreement in reliance on the Seller’s identity as a legal entity separate from the Originators.

Section 1.2             Making Purchases.

(a)           Each purchase (but not reinvestment) of undivided percentage ownership  interests with regard to the Purchased Interest hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B (the “Purchase Notice”) delivered to the Agent in accordance with Section 1.2 (which notice must be received by the Agent before 11:00 a.m., Chicago time) at least three Business Days prior to the requested date of purchase, which notice shall specify:  (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $500,000 and shall be in integral multiples of $100,000 in excess thereof, being the Capital relating to the undivided percentage ownership interest then being purchased), (B) the date of such purchase (which shall be a Business Day), and (C) the pro forma calculation of the Purchased Interest after giving effect to the increase in Capital.  If the Agent, in its sole discretion, approves such purchase, the Agent shall promptly (but in any event, prior to 1:00 p.m. (Chicago time) on such date) notify each Purchaser of the Agent’s receipt of such notice and the amounts of the requested aggregate purchase thereunder (and each such Purchaser’s Pro Rata Share thereof).

(b)           Each Purchaser shall remit its Pro Rata Share of the requested Capital to the Agent by no later than 10:00 a.m. (Chicago time) on the requested purchase date specified in such notice.  The Agent, upon satisfaction of the applicable conditions set forth in Exhibit II hereof, shall make available to the Seller by no later than 2:00 p.m. on the requested date of any approved purchase, in same day funds, at the Seller’s account no. 5800363490 at LaSalle Bank National Association, ABA 071000505, an amount equal to the Capital relating to the undivided percentage ownership interest then being purchased.

(c)           If the Agent has not received notice from a Purchaser that such Purchaser will not make any requested Purchase prior to such time (all such Purchasers that have not so notified the Agent, being “Participating Purchasers”), the Agent shall be entitled to assume each such Participating Purchaser’s participation in such purchase and may, but shall not be required to, remit funds on behalf of each such Participating Purchaser to fund the purchase of such undivided percentage ownership interests on such Participating Purchaser’s behalf.  If and to the extent that a Participating Purchaser does not settle with the Agent as required under this Agreement (a “Defaulting Purchaser”), the Seller and the Defaulting Purchaser severally agree to repay the Agent forthwith on demand, such amount required to be paid by the Defaulting Purchaser to the Agent, together with interest thereon for each day from the date such amount is made available to the Seller until the date such amount is repaid to the Agent (x) in the case of the Defaulting Purchaser, at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the “Federal Funds Rate” or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by the Agent and (y) in the case of the Seller, at the interest rate applicable at such time to the Capital; provided that (i) Seller’s obligation to repay such advance to the Agent shall not relieve such Defaulting Purchaser from its obligation to repay the Agent for its failure to settle as provided in this Agreement and (ii) in no event shall the Agent or any other Purchaser be responsible for any failure by any other Purchaser to fund its Pro Rata Share of any offered Purchased Interest hereunder.  If such amounts are repaid by the Seller, the Agent shall make appropriate adjustments to the Capital and the Purchased Interest to reflect the reversal of the incremental undivided percentage ownership interests in the Purchases Interest resulting therefrom.  Unless and until the Agent is reimbursed as required above, the Agent shall be deemed the owner of the undivided percentage ownership interest in the Purchased Interest associated with that portion of the Capital it advanced, the Agent shall be deemed the Purchaser of such percentage ownership interest and shall be entitled to all rights and benefits as such hereunder.

(d)           Effective on the date of each purchase pursuant to this Section and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Agent, for the ratable benefit of each of the Purchasers, an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other products and proceeds of, such Pool Receivables and Related Security.

(e)           To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Agent, for the ratable benefit of itself and the Purchasers, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreement, and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”).  The Agent shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to it hereunder and under law, all the rights and remedies of a secured party under any applicable UCC.

Section 1.3             Purchased Interest Computation.

The Purchased Interest shall be initially computed on the date of the initial purchase hereunder.  Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day, and such percentage (as in effect as of the last day of the period covered by any Information Package or Settlement Statement) shall be reported to the Agent by the Seller and the Servicer in each Information Package and Settlement Statement or as and at such times as the Agent may from time to time otherwise require.  The Purchased Interest as computed (or deemed recomputed) as of the day before the Facility Termination Date shall thereafter remain constant.  The Purchased Interest shall become zero when the Capital thereof and Discount thereon shall have been paid in full, all the amounts owed by the Seller and the Servicer hereunder to the Purchasers, the Agent and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.

Section 1.4             Settlement Procedures.

(a)           The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement.  The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.

(b)           The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i)               set aside and hold in trust (and shall, at the request of the Agent, segregate in a separate account approved by the Agent) for the Purchasers out of such Collections attributable to the Purchased Interest, first, an amount equal to the Discount accrued through such day for each Portion of Capital and not previously set aside, second, an amount equal to the fees set forth in the Fee Letter accrued and unpaid through such day, and third, to the extent funds are available therefor, an amount equal to the Purchaser’s Share of the Servicing Fee accrued through such day and not previously set aside which will be paid over to the Servicer in accordance with and subject to Sections 1.4(c) and (d),

(ii)              subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of the Agent and the Purchasers, the remainder of the Collections attributable to the Purchased Interest.  Such remainder shall be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other Pool Assets with respect thereto; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not reinvest, but shall set aside and hold in trust for the Agent, for the benefit of itself and the Purchasers (and shall, at the request of the Agent, segregate in a separate account approved by the Agent), such portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%,

(iii)             if such day is a Termination Day, set aside, segregate and hold in trust (and shall, at the request of the Agent, segregate in a separate account approved by the Agent) for the Purchasers the entire balance of any and all Collections of all Pool Assets; provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Agent, such previously set-aside amounts shall be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions, and

(iv)            release to the Seller (subject to Section 1.4(d)) for its own account any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) plus (y) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (z) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Assets.

(c)           The Servicer shall deposit into the Administration Account (or such other account designated by the Agent), on each Settlement Date, Collections held for the Purchasers pursuant to clause (b)(i) or (f) plus the amount of Collections then held for the Purchasers pursuant to the proviso to clause (b)(ii) and clause (b)(iii), in each case, of this Section 1.4; provided, that if AAR or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Agent has not notified AAR (or such Affiliate) that such right is revoked, AAR (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the Purchasers’ Share of the Servicing Fee.   On the last day of each Settlement Period, the Agent will notify the Servicer by facsimile of the amount of Discount accrued with respect to each Portion of Capital during such Settlement Period or portion thereof.

(d)           Upon receipt of funds deposited into the Administration Account pursuant to clause (c), the Agent shall cause such funds to be distributed as follows:

(i)               if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to the Purchasers in payment in full of all accrued Discount and fees payable pursuant to the Fee Letter (other than Servicing Fees) with respect to each Portion of Capital, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer (payable in arrears on each Settlement Date) in payment in full of the Purchasers’ Share of accrued Servicing Fees so set aside, and

(ii)              if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first to the Purchasers in payment in full of all accrued Discount with respect to each Portion of Capital, second to the Agent, for the benefit of the Purchasers, in payment in full of Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%), third, to the Servicer in payment in full of all accrued Servicing Fees, and fourth, if the Capital and accrued Discount with respect to each Portion of Capital have been reduced to zero, and all accrued Servicing Fees payable to the Servicer have been paid in full, to the Purchasers, the Agent and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder.

(iii)          after the Capital, Discount, fees payable pursuant to the Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to the Purchasers, the Agent or any other Indemnified Party or Affected Person hereunder, have been paid in full, the Purchased Interest shall be reduced to zero and all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.

(e)           For the purposes of this Section 1.4:

(i)               if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, rebate, discount or other adjustment made by the Seller or any Affiliate of the Seller, or any setoff or dispute between the Seller or any Affiliate of the Seller and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

(ii)              if on any day any of the representations or warranties relating to any Pool Receivable set forth in Section l(g) of Exhibit III hereof is not true, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

(iii)             except as provided in clause (i) or (ii) immediately above, or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)            if and to the extent the Agent or the Purchasers shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Agent or the Purchasers but rather to have been retained by the Seller and, accordingly, the Agent or the Purchasers, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(f)            If at any time the Seller shall wish to cause the reduction of Capital (but not to commence the liquidation, or reduction to zero, of the entire Capital of the Purchased Interest), the Seller may do so as follows:

(i)               the Seller shall give the Agent and the Servicer written notice in the form of Annex C, (A) at least two Business Days’ prior to the date of such reduction for any reduction of Capital less than or equal to $10,000,000 and (B) at least five Business Days’ prior to the date of such reduction for any reduction of Capital greater than $10,000,000, in each case such notice shall include the amount of such reduction and the proposed date on which such reduction shall commence;

(ii)              On the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

(iii)             the Servicer shall hold such Collections in trust for the Purchasers, for payment to the Agent on the next Settlement Date immediately following the current Settlement Period or such other date approved by the Agent, and Capital shall be deemed reduced in the amount to be paid to the Agent only when in fact finally so paid;

provided, that (A) the amount of any such reduction shall be not less than $500,000 and shall be an integral multiple of $100,000 in excess thereof, and the entire Capital of the Purchased Interest after giving effect to such reduction shall be not less than $15,000,000 and shall be in an integral multiple of $100,000 and (B) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Settlement Period.

Section 1.5             Fees.

The Seller shall pay to the Agent certain fees in the amounts and on the dates set forth in a letter, dated the date hereof, among AAR, the Seller and the Agent (as such letter agreement may be amended, supplemented or otherwise modified from time to time, the “Fee Letter”).

Section 1.6             Payments and Computations, Etc.

(a)           All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (Chicago time) on the day when due in same day funds to the Administration Account.  All amounts received after noon (Chicago time) will be deemed to have been received on the next Business Day.

(b)           The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

(c)           All computations of interest, Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed.   Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7             Increased Costs.

(a)           If the Agent, any Purchaser or any of the Agent’s or the Purchasers’ respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with: (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables or other Pool Assets related to this Agreement and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall promptly pay to the Agent, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments.  A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be prima facie evidence of the amount to be paid, absent manifest error.

(b)           If, due to either:  (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest in respect of which Discount is computed by reference to the Euro-Rate, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs.  A certificate as to such amounts submitted to the Seller and the Agent by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.

(c)           If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.

Section 1.8             Requirements of Law.

If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of’ law) issued or occurring after the date of this Agreement:

(i)               does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall or branch pre-tax net income of such Affected Person (so long as the computation of such tax is consistent with the Intended Tax Characterization) and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or otherwise is considered doing business (unless the Affected Person would not be considered doing business in such jurisdiction, but for having entered into, or engaged in the transactions in connection with, this Agreement or any other Transaction Document) or a political subdivision thereof),

(ii)              does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate or the Base Rate hereunder, or

(iii)             does or shall impose on such Affected Person any other condition, and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable.  All such amounts shall be payable as incurred.  A certificate from such Affected Person to the Seller and the Agent certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

Section 1.9             Inability to Determine Euro-Rate.

(a)           If the Agent determines before the first day of any Settlement Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such Settlement Period) are not being offered to banks in the interbank eurodollar market for such Settlement Period, or adequate means do not exist for ascertaining the Euro-Rate for such Settlement Period, then the Agent shall give notice thereof to the Seller.  Thereafter, until the Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall, on the last day of the then current Settlement Period, be converted to the Alternate Rate determined by reference to the Base Rate.

(b)           If, on or before the first day of any Settlement Period, the Agent shall have determined, or shall have been notified by any Purchaser that such Purchaser has determined (which determination shall be final and conclusive), that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent or any such Purchaser with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Purchaser to fund or maintain any Portion of Capital at the Alternate Rate based upon the Euro-Rate, the Agent shall notify the Seller thereof.  Upon receipt of such notice, until the Agent notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Euro-Rate and (b) the Discount for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Euro-Rate shall be converted to the Alternate Rate determined by reference to the Base Rate either (i) on the last day of the then current Settlement Period if and to the extent the Agent and all Purchaser may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day, or (ii) immediately, if the Agent or any applicable Purchaser may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Euro-Rate to such day.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1             Representations and Warranties; Covenants.

Each of the Seller, AAR and, to the extent the Servicer is AAR or an Affiliate thereof, the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

Section 2.2             Termination Events.

If any of the Termination Events set forth in Exhibit V shall occur, the Agent may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (g) and/or (s) of Exhibit V, the Facility Termination Date shall automatically occur without notice or the taking of any action.  Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Purchasers and the Agent shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the Illinois UCC and under other applicable law, which rights and remedies shall be cumulative.

ARTICLE III.

INDEMNIFICATION

Section 3.1             Indemnities by the Seller.

Without limiting any other rights that the Agent, the Purchasers or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party (on an after tax basis) from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from or in connection with, this Agreement or any of the other Transaction Documents(whether directly or indirectly) or the transactions contemplated thereby, the use of proceeds of purchases or reinvestments, the commingling of funds (whether or not permitted hereunder), the Pool Assets (including the merchandise and sale of merchandise giving rise thereto), the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security, Contract or other Pool Asset, excluding, however: (a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds they result from the gross negligence or willful misconduct on the part of such Indemnified Party or its officers, directors, agents or counsel, (b) except as otherwise specifically provided herein, including under Section 1.4 (e) and this Section 3.1, hereof, any indemnification which has the effect of recourse to any indemnitor for the uncollectibility of Pool Receivables due to the lack of creditworthiness of the applicable Obligor thereof, (c) Indemnified Amounts relating to the failure of the Seller or any Originator to comply with the Assignment of Claims Act except to the extent any of the Seller, the Servicer and the Originators shall have failed to take all action required pursuant to Section 4.6(c) hereof and Section 7.3 of the Sale Agreement, or (d) overall net income taxes (to the extent the computation of such taxes are consistent with the Intended Tax Characterization ) or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof; provided, however, that nothing contained in this Sentence shall limit the liability of the Seller, AAR or the Servicer, as applicable, or limit the recourse of the Agent and each Purchaser to the Seller, AAR or the Servicer, as applicable, for any amounts otherwise specifically provided to be paid by the Seller, AAR or the Servicer hereunder or under any of the other Transaction Documents.  Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)               the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in an Information Package and provided by or on behalf of the Seller or any of its Affiliates to be true and correct in any material respect, or the failure of any other information provided to any Indemnified Party with respect to the Pool Assets, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, to be true and correct in any material respect and not to be materially misleading as of the date made or deemed made,

(ii)              the failure of any representation, warranty or statement made or deemed made by the Seller, AAR or any of its Subsidiaries (or any of the foregoing’s respective officers, directors, employees or agents) under or in connection with this Agreement, any of the other Transaction Documents or any certificate or written disclosure delivered thereby to any Indemnified Party to have been (x) true and correct in any material respect, if and to the extent such representation, warranty or statement is not qualified by materiality or Material Adverse Effect, otherwise, in any respect and (y) not materially misleading, in each case, as of the date made or deemed made;

(iii)             the failure by the Seller, AAR or any of its Subsidiaries to comply in any material respect with any applicable law, rule or regulation with respect to any Pool Receivable, Pool Asset or the related Contract, or the failure of any Pool Receivable, Pool Asset or the related Contract to conform in any material respect to any such applicable law, rule or regulation,

(iv)            the failure to vest in the Agent, for the benefit of the Purchasers, a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

(v)             the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,

(vi)            any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates),

(vii)           any failure of the Seller (or any of its Affiliates acting as the Servicer) to perform in any material respect its duties or obligations in accordance with the provisions hereof or under the Contracts,

(viii)          any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or Pool Receivable,

(ix)             the commingling of Collections of Receivables at any time with other funds by the Seller, AAR, any Originator or, to the extent it is the Seller or an Affiliate of the Seller, the Servicer (or any delegee thereof) at any time with other funds,

(x)              the use of proceeds of purchases or reinvestments,

(xi)             the failure to pay when due any taxes, including sales taxes or excise taxes payable in connection with the Receivables; or

(xii)            any failure by the Seller to give reasonably equivalent value to any Originator in consideration for the sale by the Originator to Seller of any Receivables, or any attempt by any Person to void any such transfer under any statutory provision or common-law or equitable action, including any provision of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.) as amended;

(xiii)           any repayment by any Indemnified Party of any amount previously distributed in reduction of Capital, Discount or any other amounts owing hereunder which such Indemnified Party believes in good faith is required to be made (other than in respect of a voidable preference of an Obligor; however, whether or not such amount is indemnifiable hereunder, until such amount is paid, the outstanding amount of Capital, Discount or other amount, as applicable, shall be increased by the amount previously applied and required to have been repaid, as if such payment had not been made);

(xiv)           any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of purchases or reinvestments by the Seller, the ownership of Purchased Interests, or any Receivable, Related Security, Contract or other Pool Asset;

(xv)            the failure of any Lock-Box Bank to remit any amounts held in the Lock-Boxes and/or the Lock-Box Accounts pursuant to the instructions of the Servicer, the Agent, or the Seller (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Lock-Box Letter) whether by reason of the exercise of set-off rights or otherwise;

(xvi)           any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the  failure of the Seller or any Originator to qualify to do business or file any notice of business activity report or any similar report;

(xvii)          any action taken by the Seller, any Originator or the Servicer (if AAR or any Affiliate or designee thereof) in the enforcement or collection of any Pool Receivable;

(xviii)         the Purchased Interest exceeding 100% at any time on or prior to the Termination Date;

(xix)          any inability to exercise any non-assignable right or remedy under a Contract relating to a Receivable sold by an Originator to the Seller and by the Seller to the Purchaser, which Indemnified Loss could reasonably foreseeably have been avoided if such right or remedy had been assignable by such Originator;

(xx)            any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d) or Section 1.4(f), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason(other than in respect of a voidable preference of an Obligor; however, whether or not such amount is indemnifiable hereunder, until such amount is paid, the outstanding amount of Capital, Discount or other amount, as applicable, shall be increased by the amount previously applied and required to have been repaid, as if such payment had not been made); or

(xxi)           any failure by the Seller or any Originator to maintain in full force and effect with respect to at least 90% of the entire Outstanding Balance of any Permitted Foreign Receivable one or more Qualified Policies insuring payment of such amount in the event of the bankruptcy, insolvency or other failure to pay of or by the Obligors thereon; or any failure by the Seller, any Originator or the Servicer to timely and properly file and/or diligently pursue any claim under any such insurance policy.

Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 3.1, any representations, warranties and covenants contained in this Agreement which are qualified by materiality, or are otherwise limited to, events, circumstances, conditions or changes that are likely to or would or could reasonably be expected to give rise to a material liability or Material Adverse Effect, shall be deemed not to be so limited.

Section 3.2             Indemnities by the Servicer.

Without limiting any other rights that the Agent, the Purchasers or any other Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package provided by or on behalf of AAR, the Servicer or any delegee or agent thereof to be true and correct in any material respect, or the failure of any other information provided to the Purchasers or the Agent by, or on behalf of, the Servicer or any delegee or agent thereof to be true and correct in any material respect, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer, any delegee or agent thereof (or any of the foregoing’s officers, directors or employees) under or in connection with this Agreement to have been true and correct in any material respect as of the date made or deemed made in all respects when made, (c) the failure by the Servicer or any delegee or agent thereof to comply with any applicable law, rule or regulation with respect to any Pool Receivable, any Pool Assets or the related Contract, (d) any dispute, claim, offset or defense of the Obligor (other than discharge in bankruptcy of the Obligor) to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform in any material respect its duties or obligations in accordance with the provisions hereof.

ARTICLE IV.

ADMINISTRATION AND COLLECTIONS

Section 4.1             Appointment of the Servicer.

(a)           The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section.  Until the Agent gives notice to AAR (in accordance with this Section) of the designation of a new Servicer, AAR is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.  Upon the occurrence of a Termination Event, the Agent may designate as Servicer any Person (including itself) to succeed AAR or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)           Upon the designation of a successor Servicer as set forth in clause (a), AAR agrees that it will terminate its activities as Servicer hereunder in a manner that the Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and AAR agrees to, and to cause any of the Sub-Servicers to, take all reasonable actions requested by, and shall fully cooperate with and assist, such new Servicer in that regard.  Such cooperation shall include providing access to and transfer of related records and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

(c)           AAR acknowledges that, in making their decision to execute and deliver this Agreement, the Agent and the Purchasers have relied on AAR’s agreement to act as Servicer hereunder.  Accordingly, AAR agrees that it will not voluntarily resign as Servicer.

(d)           The Servicer may and hereby does delegate its duties and obligations hereunder to the Originators as subservicer (each a “Sub-Servicer”); provided, that, in such delegation:  (i) each such Sub-Servicer shall and hereby does agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of all duties and obligations so delegated, (iii) the Seller, the Agent and the Purchasers shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall and hereby do provide that the Agent may immediately terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than AAR Distribution, Inc., an Illinois corporation, AAR Parts Trading, Inc., an Illinois corporation, AAR Manufacturing, Inc., an Illinois corporation, AAR Engine Services, Inc., an Illinois corporation, or AAR Allen Services, Inc., an Illinois corporation, the Agent shall have consented in writing in advance to such delegation.

Section 4.2             Duties of the Servicer.

(a)           The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies.  The Servicer shall set aside, for the accounts of the Seller and the Purchasers, the amount of the Collections to which each is entitled in accordance with Article I.  If instructed by the Agent, the Servicer shall segregate and deposit with the Agent the amount of Collections to which the Agent is entitled pursuant to Article I hereof.  The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable, in each case, as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: for the purposes of this Agreement, (i) such extension shall not change the number of days such Pool Receivable has remained unpaid from the date of the invoice date related to such Pool Receivable, (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Purchasers or the Agent under this Agreement and (iii) if a Termination Event has occurred and AAR or an Affiliate thereof is serving as the Servicer, AAR or such Affiliate may make such extension or adjustment only upon the prior approval of the Agent.  The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Agent (individually and for the benefit of the Purchasers), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable.  Notwithstanding anything to the contrary contained herein, after a Termination Event, the Agent may direct the Servicer (whether the Servicer is AAR or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.  At the request of the Servicer, the Seller shall, and shall cause each Originator to, deliver to the Servicer, and the Servicer shall hold in trust for the Seller, the Agent and each Purchaser in accordance with their respective interests, all Records with respect to the each Receivable; it being agreed that until that time, AAR and each Originator shall be deemed to be holding all such Records in trust for the Seller, the Agent and each Purchaser.  Notwithstanding anything contained to the contrary herein or in any of the other Transaction Documents, upon the occurrence and during the continuance of a Termination Event or an Unmatured Termination Event, the Agent, for the benefit of the Purchasers, shall have the absolute and unlimited right to direct the Servicer (whether the Servicer is AAR, an Affiliate thereof or any other Person) to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Related Security.

(b)           The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if AAR or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections.  The Servicer, if other than AAR or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c)           The Servicer’s obligations hereunder shall terminate on the later of:  (i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to the Purchasers, the Agent and any other Indemnified Party or Affected Person hereunder shall have been paid in full.  After such termination, if AAR or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

(d)           Notwithstanding anything contained herein to the contrary, the Servicer, if not AAR or an Affiliate thereof, shall have no obligation to collect, enforce or take any other action described in this Article IV with respect to any indebtedness that is not a Pool Receivable or Pool Asset hereunder, other than to deliver the same, and any Collections or Records relating thereto, to the Seller as set forth above.

Section 4.3             Lock-Box Arrangements.

Prior to the initial purchase hereunder, the Seller shall enter into Lock-Box Agreements with all of the Lock-Box Banks and the Agent and deliver original counterparts thereof to the Agent.  Seller shall be permitted to change Lock-Box Banks, provided that prior to any such change (and, in any event, prior to any payments flowing into any new such Lock-Box Accounts), the Agent shall have received satisfactory Lock-Box Agreements executed by any such new Lock-Box Banks.  At any time after the occurrence and during the continuance of a Termination Event, the Agent may give notice (which notice shall, unless otherwise elected by the Agent in its sole discretion, continue in effect notwithstanding the cure or waiver of any such Termination Event) to each Lock-Box Bank that the Agent is exercising its rights under the Lock-Box Agreements to do any or all of the following, in each case, without notice to or the consent of, the Seller or any Originator: (a) to have the exclusive ownership and control of the Lock-Box-Accounts transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Agent’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement.  The Seller hereby agrees that if the Agent at any time takes any action set forth in the preceding sentence, the Agent shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to, and to cause each Originator to, take any other action that the Agent may reasonably request to transfer such control.  Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Agent.  The parties hereto hereby acknowledge that if at any time the Agent takes control of any Lock-Box Account, the Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Agent, the Purchasers or any other Person hereunder, and the Agent shall distribute or cause to be distributed such funds in accordance with Section 1.4 (in each case as if such funds were held by the Servicer thereunder).  In any such case, the Agent may, and the Seller shall, and shall cause each Originator to, withhold the identities of the Purchasers from any Lock-Box Bank or any Obligor.  In case any authorized signatory of the Seller whose signature shall appear on any Lock-Box Agreement shall cease to have such authority before notice of exercise of the Lock-Box Agreement is given to the applicable Lock-Box Bank, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such delivery.  In the event that the Agent shall then be receiving disbursements from a Lock-Box Account, whether because it is then the Servicer hereunder or because it has exercised its rights under any applicable Lock-Box Agreements or for any other reason, the Agent shall promptly remit to the Seller any amounts received by it from a Lock-Box Bank (i) upon its receipt of evidence reasonably satisfactory to it that such amounts do not constitute Collections with respect to Pool Receivables and (ii) to the extent of the Seller’s residual interest, if any, therein after accounting for each Purchased Interest. In determining whether the Seller has, in any instance, presented reasonably satisfactory evidence of its ownership of items that do not constitute Collections, the Agent shall be entitled to the presumption that, in respect of any collections or other items for which the remitting Obligor has not expressly indicated its intended application on the face of the payment item or the accompanying documentation, the appropriate application thereof shall be to Pool Receivables of such Obligor, and thus subject to the Purchased Interests hereunder, and, if there shall be more than one Receivable of such Obligor, to the oldest first.

Section 4.4             Reports.

(a)  On or prior to 12:00 p.m. (Chicago time) on each Settlement Date, and at such other times as is requested by the Agent pursuant hereto, the Seller and the Servicer shall prepare and forward to the Agent a report substantially in the form of Annex H (certified therein as true and correct by Chief Financial Officer or other financial officer of the Servicer) (a “Settlement Statement”) reflecting the information required therein as of the close of business of the Seller for the immediately preceding Settlement Period (and containing such additional information in respect of the Receivables and the Obligors as is from time to time requested by the Agent (including, if so requested, a listing by Obligor of all Receivables together with an aging of such Receivables)).

(b)           On or prior to 11:00 a.m. (Chicago time) on Thursday (or if not a Business Day, on the immediately succeeding Business Day) of each calendar week and at such other times as is requested by the Agent or required hereunder, the Seller and the Servicer shall deliver to the Agent an Information Package substantially in the form of that attached hereto as Annex A (certified therein as true and correct by Chief Financial Officer or other financial officer of the Servicer) reflecting the information required therein as of the close of business of the Seller on the last Business Day of the immediately preceding week (and containing such additional information as from time to time may be requested by the Agent).

(c)  To the extent the Agent reasonably disagrees with any of the computations set forth in any such Information Package or Settlement Statement  delivered to it pursuant to this Section, it may recompute such information and, to the extent the result of such recomputation differs from the original computation provided by the Seller and the Servicer, the Agent may designate such recomputed result to be the relevant result until such discrepancy is resolved to the reasonable satisfaction of the Agent.  Notwithstanding the foregoing, the Agent shall have no obligation to confirm the accuracy of any of the information provided to it by the Seller and the Servicer in any report (including, without limitation, any Information Package or Settlement Statement) and shall have no liability to any Person in connection therewith.

(d)           The Agent will deliver to any Purchaser upon its request therefor a copy of any Information Package or Settlement Statement previously delivered to the Agent.

Section 4.5             Enforcement Rights.

(a)           At any time following the occurrence of a Termination Event:

(i)               the Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Agent or its designee,

(ii)              the Agent may instruct the Seller or the Servicer to give notice of the Purchasers’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Agent or its designee, and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and

(iii)             the Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the Records necessary or desirable to collect the Pool

Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Agent or its designee at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(b)          The Seller hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take, after a Termination Event, any and all steps in the name of the Seller and on behalf of the Seller, or in its own name, in either case, necessary or desirable, in the determination of the Agent, to endorse, negotiate and collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets.  Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

Section 4.6            Responsibilities of the Seller.

(a)           Anything herein to the contrary notwithstanding, the Seller shall, and the Servicer (if AAR or an Affiliate thereof) and Seller shall cause each of the Originators to: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Agent or the Purchasers of their respective rights hereunder shall not relieve the Seller or the Originators from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction.  The Agent and the Purchasers shall not have any obligation or liability with respect to any Pool Asset or any related Contract, nor shall either of them be obligated to perform any of the obligations of the Seller, AAR or any Originator thereunder.

(b)           AAR hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, AAR shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that AAR conducted such data-processing functions while it acted as the Servicer.

(c)           Other than as set forth in this paragraph (c) and in the Sales Agreement, neither AAR, the Seller or any of the Originators shall be required to comply with the Assignment of Claims Act with respect to any Government Receivables.  Each of AAR and the Seller shall, and shall cause each of the Originators to, fully cooperate and assist the Agent and the Servicer (if other than AAR or an Affiliate thereof) in the enforcement of any such Receivable in the Seller’s, AAR’s or such Originator’s, as applicable, own name for and on behalf of the Agent and the Purchasers, and shall take such actions in such enforcement of such Receivable as the Agent or the Servicer (if other than AAR or an Affiliate thereof) may reasonably request.  Notwithstanding the foregoing, upon the appointment by the Agent of a new Servicer (other than an Affiliate of AAR) pursuant to Section 4.1(a), AAR and the Seller shall, and shall cause each Originator to, at its own expense if requested by such new Servicer, comply with the Assignment of Claims Act with respect to specified Government Receivables identified by such new Servicer.

Section 4.7             Computer and Other Records.

Each computer record relating to the Pool Assets and all ledger cards or other account records relating to such Pool Assets maintained at the offices of the Seller, the Originators or the Servicer (if AAR or an Affiliate thereof) will be clearly and conspicuously marked in a manner reasonably acceptable to the Agent that indicates that the Pool Assets are subject to an undivided percentage ownership interest pursuant to and governed by this Agreement.  Upon the request of the Agent at any time after its appointment of a new Servicer pursuant to Section 4.1(a), AAR and the Seller shall, and shall cause each of the Originators to, segregate from all other receivables then owned or being serviced by such Person all Contracts relating to a Pool Asset and will hold in trust and safely keep such Contracts in separate filing cabinets or other suitable containers marked to show the Agent’s and the Purchasers’ interest with the legend specified above and maintained in such place or places as shall be designated by the Agent.

Section 4.8             Servicing Fee.

(a)           Subject to clause (b), the Servicer shall be paid a fee equal to 1.00% per annum (the “Servicing Fee Rate”) of the daily average aggregate Outstanding Balance of the Pool Receivables.  The Purchasers’ Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid by the Seller on each Settlement Date.

(b)           If the Servicer ceases to be AAR or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.

ARTICLE V.

THE AGENT

5.1  Appointment.

Each of the Purchasers hereby irrevocably designates and appoints LaSalle as Agent hereunder, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist against the Agent.  The provisions of this Article V are solely for the benefit of the Agent and the Purchasers and the Seller shall not have any rights as a third-party beneficiary or otherwise under any of the provisions hereof.  In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Purchasers and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Seller or any of its successors and assigns.

5.2  Delegation of Duties.

The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

5.3  Exculpatory Provisions.

Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 5.2 under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by the Seller, any of its Affiliates, or the Servicer contained in this Agreement, any of the other Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection herewith or therewith, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Seller, any of its Affiliates or the Servicer to perform any of their respective obligations hereunder or under any other Transaction Documents, or for the satisfaction of any condition specified in Exhibit II, except receipt of items required to be delivered to the Agent.  The Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or the other Transaction Documents, or to inspect the properties, books or records of the Seller or its Affiliates.  This Section is intended solely to govern the relationship between the Agent, on the one hand, and the Purchasers, on the other, and shall not convey any rights to or diminish any obligations of the Seller or any of its Affiliates under the Transaction Documents or otherwise effect any of the rights and remedies of the Agent and the Purchasers as against the Pool Assets or the Seller and its Affiliates thereunder.

5.4  Reliance by Agent.

The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, facsimile, telegram, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by the Agent.  The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith, unless it shall first receive such advice or concurrence of the Required Purchasers as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action (excluding any such liability, cost or expense which shall have been incurred by the Agent as a result of its own gross negligence or willful misconduct in the taking of any such action).  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Purchasers and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Purchasers.

5.5  Notice of Termination.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event unless the Agent has received notice from a Purchaser or the Seller, referring to this Agreement, stating that a Termination Event has occurred hereunder and describing such event.  In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser.  The Agent shall take such action with respect to such Termination Event as shall be directed by the Required Purchasers; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Termination Event as the Agent shall deem advisable and in the best interests of the Purchasers.

5.6  Non-Reliance on Agent and the Purchasers.

Each of the Purchasers expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the Agent.  Each of the Purchasers represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and made its own decision to enter into this Agreement.  Each of the Purchasers also represents that it will, independently and without reliance upon the Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Seller.  The Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Seller which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates other than the reports provided by the Seller and the Servicer pursuant to clause (m) of Exhibit IV and such additional information as a Purchaser may reasonably request.

5.7  Indemnification.

The Purchasers agree to indemnify the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller and without limiting the obligation of the Seller to do so), ratably according to their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

5.8  Agent in Its Individual Capacity.

The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though the Agent were not the Agent hereunder.  With respect to the purchase of Receivables pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not the Agent, and the terms “Purchaser” and “Purchasers” shall include the Agent in its individual capacity.

5.9  Successor Agent.

The Agent may resign as Agent upon five (5) days’ notice to the Seller and the Purchasers.  If the Agent shall resign as Agent under this Agreement, then the Required Purchasers shall appoint from among the Purchasers a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent, effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE VI.

MISCELLANEOUS

Section 6.1             Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Agent; and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Purchasers or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2             Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto.  Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3             Assignability.

(a)           This Agreement and the Purchasers’ rights and obligations herein (including ownership of the Purchased Interest or an interest therein) shall be assignable, in whole or in part, by the Purchasers and their successors and assigns to another financial institution, with the prior consent of the Agent, which consent shall not unreasonably be withheld.  Each such assignment shall be evidenced by an Assignment and Acceptance in the form of that attached hereto as Annex E (an “Assignment and Acceptance”), executed by the assignee and assignor, and shall become effective (i) upon payment by the Purchaser to the Agent of an assignment fee of $3500 (payment of which may be waived by the Agent in its sole discretion) and (ii) written acceptance by the Agent of such Assignment and Acceptance.  Each assignor may, in connection with the assignment, disclose to the applicable assignee (that shall have agreed to be bound by Section 6.5) any information relating to the Servicer, the Seller or the Pool Receivables furnished to such assignor by or on behalf of the Servicer, the Seller, the Purchasers or the Agent.

(b)           The Purchasers may at any time grant to one or more banks or other institutions  participating interests in the Purchased Interest, with the prior consent of the Agent, which consent shall not unreasonably be withheld.  In the event of any such grant by the Purchasers of a participating interest to another financial institution, the assigning Purchaser shall remain responsible for the performance of its obligations hereunder.  The Seller agrees that each participant shall be entitled to the benefits of Sections 1.7 and 1.8; provided, that if any such participant shall make a claim under such provisions in excess of that otherwise payable to the assigning Purchaser, the Agent shall work with the Seller and Servicer in order to find a replacement for such claimant.

(c)           This Agreement and the rights and obligations of the Agent hereunder shall be assignable, in whole or in part, by the Agent and its successors and assigns; provided, that unless (i) such assignment is to an Affiliate of LaSalle, (ii) it becomes unlawful for LaSalle to serve as Agent, or (iii) a Termination Event has occurred and is continuing, the Seller has consented to such assignment, which consent shall not unreasonably be withheld or delayed.

(d)           Except as provided in Section 4.1 (d), none of the Seller, AAR or the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Agent.

(e)           Without limiting any other rights that may be available under applicable law, the rights of the Purchasers may be enforced through it or by its agents.

Section 6.4             Costs, Expenses and Taxes.

(a)           In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable costs and expenses in connection with the preparation, negotiation, execution, delivery and administration (including periodic internal audits by the Agent of Pool Receivables) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including:  (i) Attorney Costs for the Agent, the Purchasers and their respective Affiliates and agents with respect thereto and with respect to advising the Agent, the Purchasers and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs but excluding allocated costs of in house counsel and other personnel), if any, of the Agent, the Purchasers and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

(b)           In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 6.5             Confidentiality.

Unless otherwise required by applicable law, each of the Agent and the Purchasers agrees to maintain the confidentiality of non-public financial information regarding AAR and its Subsidiaries and Affiliates; provided, that such information may be disclosed to: (i) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to AAR, (ii) legal counsel and auditors of the Purchasers or the Agent if they agree to hold it confidential, (iii) any potential assignee or participant (if they agree to hold it confidential), and (iv) any regulatory or governmental authorities having jurisdiction over the Agent and/or the Purchasers.

Section 6.6             GOVERNING LAW AND JURISDICTION.

(a)           THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS LOCATED IN COOK COUNTY OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

Section 6.7             Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 6.8             Survival of Termination.

The provisions of Sections 1.7, 1.8, 3.1, 3.2, 5.7, 6.4, 6.5, 6.6 and 6.9 shall survive any termination of this Agreement.

Section 6.9             WAIVER OF JURY TRIAL; OTHER WAIVERS.

(A)          EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION

OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND/OR ANY OF THE OTHER TRANSACTION DOCUMENTS.

(b)          The Seller hereby waives the benefit of any law that would otherwise restrict or limit Agent, any of the Purchasers or any Affiliate of any of the foregoing in the exercise of its right, which is hereby acknowledged and agreed to, to set-off, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by the Agent, any Purchaser or any such Affiliate thereof to the Seller, including, without limitation any deposit account maintained with the Agent, any Purchaser or any Affiliate of any of the foregoing.

(c)           NOTWITHSTANDING ANYTHING CONTAINED HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT TO THE CONTRARY, IN NO EVENT SHALL THE AGENT, ANY PURCHASER OR ANY AFFILIATE OF ANY OF THE FOREGOING BE LIABLE TO THE SELLER OR ANY AFFILIATE THEREOF FOR LOST PROFITS OR OTHER SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES.

(d)          The Agent’s and/or the Purchasers’ failure, at any time or times hereafter, to require strict performance by the Seller or the Servicer of any provision of this Agreement or any of the other Transaction Documents shall not waive, affect or diminish any right of Agent or any Purchaser thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Agent or any Purchaser of any Termination Event under this Agreement or any default under any of the Other Transaction Documents shall not suspend, waive or affect any other Termination Event under this Agreement or any other default under any of the other Transaction Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  No delay on the part of Agent or any Purchaser in the exercise of any right or remedy under this Agreement or under any other Transaction Document shall preclude other or further exercise thereof or the exercise of any right or remedy.  None of the undertakings, agreements, warranties, covenants and representations of the Seller, the Servicer or their respective Affiliates contained in this Agreement and the other Transaction Documents and no Termination Event under this Agreement or default under any of the other Transaction Documents shall be deemed to have been suspended or waived by Agent and/or the Purchasers unless such suspension or waiver is in writing, signed by a duly authorized officer of the Agent, the Requisite Purchasers or all Purchasers, as required herein, and directed to the Seller specifying such suspension or waiver.

Section 6.10           Entire Agreement.

This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for any prior arrangements made with respect to the payment by the Purchasers of(or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Seller, the Servicer and the Agent.

Section 6.11           Headings.

The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LASALLE BUSINESS CREDIT, LLC,
as Agent and as the sole initial Purchaser
Maximum Purchase Limit:
$35,000,000
	By:	/s/ JOHN MOSTOFI
Pro Rata Share:	Name:	John Mostofi
100%	Title:	Senior Vice President

Address:

LaSalle Business Credit, LLC
135 South LaSalle Street
Chicago, IL 60603-4105
Attention: John Mostofi
Telephone No.: 312-904-8141
Facsimile No.: 312-904-6450

AAR RECEIVABLES CORPORATION II,
as Seller

	By:	/s/ TIMOTHY J. ROMENESKO
	Name:	Timothy J. Romenesko
	Title:	Vice President

	Address:	1100 North Wood Dale Road
Wood Dale, Illinois 60191
	Attention:	Timothy J. Romenesko
	Telephone:	630-227-2090
	Facsimile:	630-227-2101

AAR CORP.,
individually and as initial Servicer

By:	/s/ TIMOTHY J. ROMENESKO
Name:	Timothy J. Romenesko
Title:	Vice President

Address:	1100 North Wood Dale Road
Wood Dale, Illinois 60191
Attention:	Timothy J. Romenesko
Telephone:	630-227-2090
Facsimile:	630-227-2101

EXHIBIT I

DEFINITIONS

As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).  Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

“AAR” has the meaning set forth in the preamble to the Agreement.

“Adjusted Eligible Receivables” means (i) the aggregate Outstanding Balance of all Pool Receivables, minus (ii) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables and minus (iii) the aggregate Outstanding Balance of all Pool Receivables owed by Obligors that were Affiliates of AAR or any other Originator.

“Administration Account” means the account number 439992 of the Agent maintained at the office of LaSalle Bank National Association at 135 S. LaSalle Street, Chicago, Illinois 60603-4105, or such other account as may be so designated in writing by the Agent to the Servicer.

“Agent” has the meaning set forth in the preamble to the Agreement.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any of the foregoing in favor of, or assigned to, the Purchasers or the Agent (for the benefit of the Purchasers) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7 of the Agreement.

“Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to the Purchasers, Affiliate shall mean the holder(s) of its capital stock.  For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Agreement” has the meaning set forth in the preamble to the Agreement.

“Alternate Rate” for any Settlement Period for any Portion of Capital of the Purchased Interest means an interest rate per annum equal to:  (a) 3.00% per annum above the Euro-Rate for such Settlement Period; provided, however, that if (x) it shall become unlawful for any Purchaser to obtain funds in the London interbank eurodollar market in order to make, fund or maintain any Purchased Interest, or if such funds shall not be reasonably available to any Purchaser, or (y)

there shall not be at least two Business Days prior to the commencement of an applicable Settlement Period to determine Euro-Rate in accordance with its terms, then the “Alternate Rate” shall be equal to the Base Rate in effect for each day during the remainder of such Settlement Period or (b) if requested by the Seller the Base Rate for such Settlement Period; provided, however, that the “Alternate Rate” for any day while a Termination Event exists shall be an interest rate equal to 2.00% per annum above the Base Rate otherwise in effect on such day.

“Assignment and Acceptance” shall have the meaning set forth in Section 6.3(a).

“Assignment of Claims Act” means the Assignment of Claims Act, 31 U.S.C. §§ 3727 et seq. (1982) and 41 U.S.C. §§15 et seq. (1982), in each case, as amended.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C.  § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)           shall mean LaSalle Bank National Associations publicly announced prime rate (which is not intended its lowest or most favorable rate in effect at any time) in effect from time to time; and

(b)           0.50% per annum above the latest Federal Funds Rate.

“BBA” means the British Bankers’ Association.

“Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, AAR or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Chicago, Illinois and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate, dealings are carried out in the London interbank market.

“Capital” means the amount paid to the Seller in respect of the Purchased Interest by the Purchasers pursuant to the Agreement, or such amount divided or combined in order to determine the Discount applicable to any Portion of Capital, in each case, as reduced from time to time by Collections actually distributed and applied on account of such Capital pursuant to Section 1.4(d) or 1.4(f) of the Agreement; provided, that if such Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by AAR and its Subsidiaries during such period that are required by GAAP to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of AAR and/or its Subsidiaries.

“Change in Control” means (i) the acquisition by any Person or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 35% or more of the outstanding shares of voting stock of AAR or (ii) that AAR ceases to own, directly or indirectly, 100% of the capital stock of the Seller and each of the Originators free and clear of all Adverse Claims.

“Charged-Off Receivable” means, at any time, any Pool Receivable that has been (in accordance with the Credit and Collection Policy of the applicable Originator thereof) or should have been (in the reasonable judgment of the Required Purchasers and based upon the past practices of the Seller and the applicable Originator thereof) charged off or written off by the Seller, including, without limitation, any such charged-off or written-off Pool Receivable that shall have been deemed collected pursuant to Section 1.4(e).

“Closing Date” means March 21, 2003.

“Collections” means, with respect to any Pool Receivable:  (a) all funds that are received by an Originator, AAR, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges) or Related Security, or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable and any Related Security therefor.

“Company Note” has the meaning set forth in Section 3.1 of the Sale Agreement.

“Concentration Percentage” means: (a) for any Group A Obligor, 25%, (b) for any Group B Obligor, 25%, (c) for any Group C Obligor, 15%, (d) for any Group D Obligor, 5% and (e) for Permitted Government Receivables, as a class, 25%.

“Consolidated Net Worth” shall mean, as of any date of determination, the consolidated stockholders’ equity of AAR and its Subsidiaries determined in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, the sum of (a) Consolidated Net Worth, less (i) consolidated Intangible Assets of AAR and its Subsidiaries, (ii) Investments by AAR and its Subsidiaries in leveraged leases, and (iii) the value as at any such date of determination of those assets which are or which, consistent with AAR’s and its Subsidiaries’ practices as in effect as of the close of the most recent fiscal year, should be categorized on the consolidated balance sheet of AAR and its consolidated Subsidiaries as “Other Assets,” plus (b) Subordinated Debt.  For purposes of this definition “Intangible Assets” means the amount (to the extent reflected in determining such Consolidated Net Worth) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) in the book value of any asset owned by AAR or any consolidated Subsidiary thereof subsequent to May 31, 2002, and (ii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization or development expenses, costs in excess of underlying assets of acquired companies, covenants to not compete, and other intangible items of AAR and its consolidated Subsidiaries, for purposes of this clause (ii), in each case, to the extent such items are disclosed as separate line items on AAR’s consolidated financial statements.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contra Adjustment” means an amount equal to 5% of the Outstanding Balance of Eligible Receivables in the Receivables Pool.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

“Cut-off Date” has the meaning set forth in the Sale Agreement.

“Days’ Sales Outstanding” means, at any time, an amount computed as of the last day of each calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by an Originator during the three calendar months ended on or before the last day of such calendar month divided by (ii) 90.

“Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Defaulted Receivable” means a Receivable:

(a)           as to which any payment, or part thereof, remains unpaid for 120 days or more from the invoice date for such payment, or

(b)           without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto or (ii) that has become a Charged-Off Receivable.

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate credit sales made by the Originators during the month that is six calendar months before such month.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.

“Delinquent Receivable” means a Receivable (other than a Defaulted Receivable) as to which any payment, or part thereof, remains unpaid for 90 days or more from the invoice date for such payment.

“Dilution Horizon” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month of: (a) the aggregate credit sales made by the Originators during the two most recent calendar months to (b) the Adjusted Eligible Receivables at the last day of the most recent calendar month.

“Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments required to be made by the Seller pursuant to Section 1.4(e)(i) of the Agreement during such calendar month by (b) the aggregate credit sales made by the Originators during the month two months prior to the current month.

“Dilution Reserve” means an amount computed as of the last day of each calendar month equal to: (a) the Capital at the close of business of the Seller on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.

“Dilution Reserve Percentage” means on any date, the greater of (a) 12% and (b) the product of (i) the Dilution Horizon multiplied by (ii) 2 times the highest Dilution Ratio for any month during the immediately preceding twelve calendar month period then ending.

“Discount” means, at any time for any Portion of Capital:

AR x C x (ED/Year) + TF

where:

AR  =      the Alternate Rate for the Portion of Capital for such Settlement Period,

C  =         the Portion of Capital during such Settlement Period,

ED  =      the actual number of days during such Settlement Period,

Year =                if such Portion of Capital is funded based upon: (i) the Euro-Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

TF  =                      the Termination Fee, if any, for the Portion of Capital for such Settlement Period;

provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“EBITDA” shall mean, with respect to any period, AAR and its consolidated Subsidiaries’ net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, less gains and losses attributable to any fixed asset sales made during such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.

“Eligible Receivable” means, at any time, a Pool Receivable which prior to the date of purchase thereof by the Seller has not been identified by the Agent, in its sole discretion, as being ineligible for purchase of an interest therein (either specifically or as part of a class or type of Receivable), and:

(a)           the Obligor of which is (i) (x) a United States resident or incorporated or organized in the United States or (y) if such Obligor is not a United States resident or incorporated or organized in the United States, such Pool Receivable is a Permitted Foreign Receivable, (ii) unless such Pool Receivable is a Permitted Government Receivable, not a Governmental Authority, (iii) not subject to any action of the type described in paragraph (g) of Exhibit V to the Agreement and (iv) not an Affiliate of AAR or any Originator,

(b)           (x) that is denominated and payable only in U.S. dollars in the United States to an Originator at a Lockbox Account, (y) no portion of which is payable on account of sales tax and (z) it is not subject to any dispute, defense, cancellation, reduction, rebate, discount, refund, offset, counterclaim or other Adverse Claim; provided that, in each of the cases of (y) and (z) above, only that portion of such Receivable subject to any such sales tax, dispute, defense, cancellation, reduction, rebate, discount, refund, offset, counterclaim or other Adverse Claim shall be deemed ineligible pursuant to this clause (b),

(c)           which is stated to be due and payable in full within 60 days after the original invoice date of such Receivable, except that up to 5% of all Eligible Receivables may consist of Receivables stated to be due and payable in excess of 60 but no more than 90 days after the original invoice date of such Receivable,

(d)           that arises under a duly authorized Contract for the bona fide sale and delivery of goods and/or rendering services, in each case, (x) within the United States, (y) in the ordinary course of an Originator’s business, and (z) that have been fully-completed by the Seller or the applicable Originator (whether or not invoiced prior to or after the final completion of the sale and delivery of goods and/or rendering of services); it being agreed that “rendering service” hereunder shall be deemed to include fees owing by Obligors under any long-term service contract (such as a flight-hour service contract), provided that (i) the Receivable thereunder is then due and owing, (ii) the time period to which any such Receivable relates has fully-elapsed, and (iii) the Originator originating such Receivable has fully-performed its obligations under such contract, in each case, whether services were actually performed or not;

(e)           that arises under a duly authorized Contract (x) that meets the requirements set forth on Exhibit VII, (y) that contains an obligation of the Obligor to pay a specified dollar amount and is in full force and effect, and (z) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

(f)            that, together with the Contract, conforms in all material respects with all applicable laws, rulings and regulations in effect and applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in material violation of any such law, rule or regulation,

(g)           that (i) was originated in accordance with, and satisfies all applicable requirements of, the applicable Credit and Collection Policy and (ii) complies with such other criteria and requirements as the Agent may from time to time in its sole discretion specify to the Seller,

(h)           that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

(i)            in which the Seller owns good and marketable title, free and clear of any Adverse Claims and which was validly purchased by the Seller from, or contributed to the Seller by, one of the Originators pursuant to the Sale Agreement, which purchase is not voidable pursuant to Section 548 of the Federal Bankruptcy Code or any similar law regarding fraudulent conveyances or fraudulent transfers and which purchase or contribution, as applicable, vests in the Seller a valid and perfected first priority ownership interest therein,

(j)            that is freely assignable by the Seller (including without any consent of the related Obligor; provided, that in accordance with Section 4.6(c), that Permitted Government Receivables shall not be deemed ineligible pursuant to this clause (j) by virtue of the failure by the Seller, AAR, the Servicer or any Originator to comply with the Assignment of Claims Act with respect thereto), and upon such assignment to the Agent hereunder the Agent shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

(k)           that constitutes an “account” as defined in the UCC, and that is not evidenced by any note, bond, debenture, other instrument or chattel paper,

(l)            that is not a Defaulted Receivable;

(m)          for which neither an Originator thereof, the Seller nor the Servicer has established any offset arrangements with the related Obligor,

(n)           (i) the aggregate Outstanding Balance of the Defaulted Receivables of the Obligor thereon do not exceed 10% of the aggregate Outstanding Balance of all Eligible Receivables owing by such Obligor and (ii) the aggregate Outstanding Balance of the Delinquent Receivables of the Obligor thereon do not exceed 25% of the aggregate Outstanding Balance of all Eligible Receivables owing by such Obligor;

(o)           that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by an Originator thereof;

(p)           that arises under a Contract which does not contain a confidentiality provision that purports to restrict the ability of the Agent or any of the Purchasers to exercise their rights under this Agreement, including, without limitation, their rights to review the Contracts; and

(q)           if arising under any long-term, supply, master, flight-hour service, programmatic or other similar Contract, (x) is evidenced by a separate invoice and (y)

such Contract or invoice contains a provision prohibiting offset, reduction, counterclaim or similar Adverse Claims for any claim of the Obligor unrelated to the sale of goods or rendering of services giving rise to Receivable evidenced by such invoice.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, an Originator or AAR, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, an Originator or AAR, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, an Originator, any corporation described in clause (a) or any trade or business described in clause (b).

“Euro-Rate” means with respect to any Settlement Period the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on Dow Jones Markets Service (formerly known as Telerate) (or appropriate successor or, if the BBA or its successor ceases to provide display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) at or about 11:00 a.m.  (London time) on the Business Day which is two (2) Business Days prior to the first day of such Settlement Period for an amount comparable to the Portion of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Settlement Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.  The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor
1.00 - Euro-Rate Reserve Percentage

where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).  The Euro-Rate shall be adjusted with respect to any Portion of Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date.  The Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).

“Excess Concentration” means the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Facility Termination Date” means the earliest to occur of: (a) March 19, 2004 (b) the date determined pursuant to Section 2.2 of the Agreement, and (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1 (b) of the Agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.l5(519)”) for such day opposite the caption “Federal Funds (Effective).”  If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S.  Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m.  Quotations”) for such day under the caption “Federal Funds Effective Rate.”  If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (Chicago time) on that day by each of three leading brokers of Federal funds transactions in Chicago selected by the Agent.

“Federal Government” means the Federal government of the United States of America or any department or agency thereof.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, (i) or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.

“Fixed Charges” shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all Debt (other than (i) the $50,000,000 7.25% Notes due October 15, 2003 issued by AAR under that certain Indenture dated as of October 15, 1989 between U.S. Bank Trust National Association (as successor to Continental Bank, National Association) and AAR and (ii) the Specified Non-Recourse Debt) of AAR and its Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of AAR and its Subsidiaries, on a consolidated basis, plus scheduled payments of interest during the applicable period with respect to all Debt of AAR and its Subsidiaries, on a consolidated basis, for borrowed money, including capital lease obligations, plus unfinanced Capital Expenditures of AAR and its Subsidiaries, on a consolidated basis, during the applicable period, plus payments during the applicable period in respect of income or franchise taxes of AAR and its Subsidiaries, on a consolidated basis.

“Foreign Receivable” means any Receivable the direct Obligor on which is not a United States resident.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, using the accrual basis of accounting and consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Government Receivable” means any Receivable the Obligor on which is a Governmental Authority.

“Group A Obligor” means any Obligor (other than a Governmental Authority) with a short-term rating of at least: (a) “A-1” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “A+” or better by Standard & Poor’s on its long-term senior unsecured and unenhanced debt securities, and (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on its long-term senior unsecured and unenhanced debt securities.

“Group B Obligor” means an Obligor (other than a Governmental Authority), not a Group A Obligor with a short-term rating of at least: (a) “A-2” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB+” to “A” by Standard & Poor’s on its long-term senior unsecured and unenhanced debt securities, and (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” to “A2” by Moody’s on its long-term senior unsecured and unenhanced debt securities.

“Group C Obligor” means an Obligor (other than a Governmental Authority), not a Group A Obligor, a Group B Obligor with a short-term rating of at least: (a) “A-3” by Standard & Poor’s, or if such Obligor does not have a short-term rating from Standard & Poor’s, a rating of “BBB-” to “BBB” by Standard & Poor’s on its long-term senior unsecured and unenhanced debt securities, and (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” to “Baa2” by Moody’s on its long-term senior unsecured and unenhanced debt securities.

“Group D Obligor” means any Obligor that is not a Group A Obligor, Group B Obligor, Group C Obligor or Governmental Authority.

“Guarantor” means AAR.

“Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.

“Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.

“Independent Director” has the meaning set forth in paragraph (c) of Exhibit VI to the Agreement.

“Information Package” means a report, in substantially the form of Annex A to the Agreement, furnished to the Agent pursuant to the Agreement.

“Insolvency Proceeding, means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S.  Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Characterization” means the intended characterization of this Transaction for purposes of all Taxes as a loan by the Agent (on behalf of the Purchasers) or the Purchasers to the Seller that is secured by the Pool Assets.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of the Internal Revenue Code also refer to any successor sections.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to its officers, employees, agents and representatives made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

“Lock-Box Account” means an account in the name of the Seller and maintained by the Seller at a Lock-Box Bank for the purpose of receiving Collections.

“Lock-Box Agreement” means an agreement, in form and substance satisfactory to the Agent, among the Seller, the Servicer, the Agent and a Lock-Box Bank.

“Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.

“Loss Reserve” means, on any date, an amount equal to: (a) the Capital at the close of business of the Seller on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) 100% minus the Loss Reserve Percentage on such date.

“Loss Reserve Percentage” means, on any date, the greater of: (a) 20% or (b) the product of (i) 2 times (ii) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months and (iii) (A) the aggregate credit sales made by the Originators during the four most recent calendar months divided by (B) the aggregate Outstanding Balance of Eligible Receivables as of such date.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (i) the Seller’s assets, operations, business, or financial condition, (ii) AAR and its subsidiaries’ assets, operations, businesses or financial condition taken as a whole, (iii) the ability of any of the Seller, AAR or the Originators to perform their respective obligations under any of the Transaction Documents, (iv) the Agent’s ability to enforce its rights under the Transaction Documents or (v) the status, perfection, enforceability or priority of the Agent’s, the Purchasers’ or the Seller’s interest in the Pool Assets; it being agreed that for all purposes under this Agreement and the other Transaction Documents, neither the Seller, AAR nor any Originator shall be deemed to have knowledge or awareness of the occurrence, likely occurrence or existence of a Material Adverse Effect of the type described in clause (iv) above unless and until so notified of the existence thereof by the Agent, and as such shall have no duty to notify the Agent (or any have any liability for failure to notify the Agent) thereof.

“Maximum Purchase Limit” means, with respect to any Purchaser, the maximum amount of Capital that such Purchaser shall permit to be outstanding at any time in connection with its purchases hereunder.  The sum of the Maximum Purchase Limits of all Purchasers shall equal the Purchase Limit.

“Monthly Settlement Date” means the twentieth day of each calendar month (or the next succeeding Business Day if such day is not a Business Day), beginning April 21, 2003.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37)(A) of ERISA.

“Net Receivables Pool Balance” means, at anytime: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool, minus (b) Excess Concentration and minus (c) the Contra Adjustment.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable and, in addition in the case of any Permitted Foreign Receivables, the applicable Qualified Insurer thereof; it being agreed that any Person and its Affiliates shall be deemed to be one and the same Obligor for all purposes hereunder.

“Originator” and “Originators” have the meaning set forth in the Sale Agreement.

“Originator Assignment Certificate” means the assignment, in substantially the form of Exhibit C to the Sale Agreement, evidencing Seller’s ownership of the Receivables generated by an Originator, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Sale Agreement.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participation Agreement” means the Participation Agreement dated as of June 28, 2000 (as the same may heretofore, now or hereafter be amended, restated, supplemented or otherwise modified) among AAR Corp., as Guarantor, and the Lessees, the Certificate Trustee, Administrative Agent, CP Lender, Certificate Holders, Facility Purchasers and Liquidity Banks (all as defined therein), and Bank of America, National Association, as Agent.

“Payment Date” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Permitted Foreign Receivable” means a Foreign Receivable, (i) the direct Obligor on which is a Permitted Foreign Obligor, (ii) arising from a sale of goods shipped from an Originator in the United States or the rendering of services in the United States, (iii) denominated and payable only in Dollars and payable to an Originator (or the Seller as the assignee thereof) at a Lock-Box Account, and (iv) which is in all respects eligible for coverage under, and the collection of at least 90% of the Outstanding Balance of which, in the event of the bankruptcy, insolvency or other failure of the direct Obligor to pay such Receivable shall be insured by a Qualified Insurer pursuant to, one or more Qualified Policies.

“Permitted Foreign Obligor” means a specific company listed on Schedule VII and/or any different or additional companies as the Agent and the Seller may from time to time hereafter agree in writing; provided that the Agent, in its discretion, shall at all times have the right to exclude any such company after notice to the Seller (and subsequent to such notice, no Receivables originated by such Originator which are purchased by the Seller after such date shall be Eligible Receivables hereunder).

“Permitted Government Receivable” means a Government Receivable the Obligor on which is the Federal Government.

“Performance Guaranty” means the Performance Guaranty, dated of even date herewith, by AAR in favor of the Agent, for the benefit of the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Performance Reserve” means the sum of the Loss Reserve and the Dilution Reserve.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pool Assets” has the meaning set forth in Section 1.2(e) of the Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means any separate portion of Capital being funded or maintained by the Purchasers (or its successors or permitted assigns) by reference to a particular interest rate basis.  At any time when the Capital of the Purchased Interest is not divided into two or more such portions, “Portion of Capital” means 100% of the Capital.

“Pro Rata Share” means with respect to a Purchaser, a percentage equal to such Purchaser’s pro rata share of the total purchase commitment of the Purchasers hereunder, in each case, as set forth next to such Purchaser’s name on the signature pages hereto or on any assignment pursuant to which such Purchaser becomes a party hereto.

“Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.

“Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.

“Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.

“Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Purchase Limit” means $35,000,000, as such amount may be reduced pursuant to Section 1.1 (b) of the Agreement.  References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Capital.

“Purchase Notice” has the meaning set forth in Section 1.2(a) of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Purchase Report” has the meaning set forth in Section 2.1 of the Sale Agreement.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.  Such undivided percentage interest shall be computed as:

Capital + Total Reserves
Net Receivables Pool Balance

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.

“Purchasers” and “Purchaser” have the meaning set forth in the preamble to the Agreement.

“Purchasers’ Share” of any amount means such amount multiplied by the Purchased Interest at the time of determination.

“Qualified Insurer” means, with respect to any Permitted Foreign Receivable, an insurance company having a long-term unsecured, unenhanced credit rating of at least “A” or better by Standard & Poor’s and (b) “A” or better by A.M. Best Company.

“Qualified Policy” means a credit insurance policy with a Qualified Insurer and in form and substance satisfactory to the Agent, insuring, among other things, the collection of the aggregate Outstanding Balances of the Foreign Receivables covered thereunder (subject only to a deductible not to exceed 10% thereof) in the event of the bankruptcy, insolvency or other failure to pay of or by the Obligors thereon.

“Receivable” means any indebtedness and other obligations owed to the Seller (as assignee of an Originator) or an Originator by, or any right of the Seller or an Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible (including a payment intangible), arising in connection with the bona fide sale of goods or rendering of services by an Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto, but shall exclude any payments of (i) rent or otherwise under any lease or sublease of goods, or (ii) from the sale of any Aircraft or Engine from AAR Aircraft & Engine Group, Inc. under (and as defined in) the Participation Agreement.  Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.

“Records” means for any Pool Receivable, all Contracts and other documents, books, records, ledgers and other information (including computer programs, tapes, disks, software and related property and rights) relating to each such Pool Receivable or the related Obligor.

“Related Rights” has the meaning set forth in Section 1.1 of the Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)           all of the Seller’s and the relevant Originator’s interest in any goods (including returned and repossessed goods, other than any such returned or repossessed goods relating to a Pool Receivable in respect of which the Seller, pursuant to Section 1.4(e), has been deemed to have collected and payment therefor in full has been delivered in accordance with Section 1.4, with the effect that, in accordance with Section 1.4(e), such Receivable is no longer a Pool Receivable hereunder) and documentation of title evidencing the shipment or storage of any goods (including returned and repossessed goods), relating to any sale giving rise to such Receivable,

(b)           Records relating to, and all instruments and chattel paper that may evidence, such Receivable,

(c)           all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto,

(d)           all of the Seller’s and the relevant Originator’s rights, interests and claims under the Contracts and all guaranties, letters of credit, indemnities, insurance (including credit insurance on any Permitted Foreign Receivables) and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise,

(e)           all of the Seller’s rights, remedies and privileges (but not obligations) under the Sale Agreement, and all UCC Financing Statements filed by the Seller against any of the Originators pursuant thereto,

(f)            the Lock-Box Accounts, and

(g)           all proceeds and products of any of the foregoing.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Benefit Plan, excluding, however, such events as to which the Pension Benefit Guaranty Corporation has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Purchasers” means (i) at any time prior to the Facility Termination Date, Purchasers having Pro Rata Shares aggregating to at least 51% and (ii) at any time after the Facility Termination Date, Purchasers having outstanding Capital aggregating to at least 51% of the aggregate outstanding Capital as at such time.

“Sale Agreement” means the Purchase and Sale Agreement, dated as of even date herewith, between the Seller, the Originators and the initial Servicer as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the Purchasers’ Share.

“Servicer” has the meaning set forth in the preamble to the Agreement; provided that any reference to the Servicer in this Agreement or any of the other Transaction Documents shall mean and be deemed to include all Sub-Servicers as well.

“Servicing Fee” shall mean the fee referred to in Section 4.9 of the Agreement.

“Servicing Fee Rate” shall mean the rate referred to in Section 4.9 of the Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Settlement Period, (i) prior to the Facility Termination Date, the Monthly Settlement Date and (ii) on and after the Facility Termination Date, each day selected from time to time by the Agent (it being understood that the Agent may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Settlement Period” means: (a) before the Facility Termination Date: (i) initially the period commencing on the date of the initial purchase pursuant to Section 1.2 of the Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date, and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date, and (b) on and after the Facility Termination Date: such period (including a period of one day) as shall be selected from time to time by the Agent or, in the absence of any such selection, each period of 30 days from the last day of the preceding Settlement Period.

“Settlement Statement” means a report, in substantially the form of Annex H to the Agreement, furnished to the Agent pursuant to the Agreement.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i)            the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii)           the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(iii)          such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iv)          such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A)          the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B)           the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C)           the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(D)          the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

“Specified Non-Recourse Debt” shall mean the non-recourse debt of AAR/SSB I, LLC (the “LLC”) owing to TransAmerica Equipment Financial Services Corporation and outstanding as of the date hereof incurred in connection with the acquisition of, and limited in recourse solely to, that certain Boeing 767–300ER in which the LLC holds a beneficial interest, the principal balance of which as of February 28, 2003 was $32, 832,287.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subordinated Debt” means Debt of AAR or any of its Subsidiaries evidenced by instruments (other than the Company Notes) containing provisions by which the payment of such indebtedness is postponed and subordinated to the payment of any other Debt of AAR or any of its Subsidiaries; provided that any indebtedness owing by AAR or any of its Subsidiaries to any Affiliate (other than AAR, the Seller or any Originator) shall be deemed to constitute Subordinated Debt hereunder without regard as to whether such indebtedness contains any express subordination provisions.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of the shares of common stock or other ownership interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Taxes” means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

“Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V to the Agreement.

“Termination Fee” means, for any Settlement Period during which a Termination Day occurs, the amount, if any, by which: (a) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Settlement Period pursuant to the definition thereof) that would have accrued during such Settlement Period on the reductions of Capital relating to such Settlement Period had such reductions not been made, exceeds (b) the income, if any, received by the Purchasers from investing the proceeds of such reductions of Capital, as determined by the Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Total Reserves” means, at any time the sum of: (a) the Yield Reserve, plus (b) the Performance Reserve.

“Transaction Documents” means the Agreement, the Lock-Box Agreements, the Fee Letter, the Sale Agreement, the Performance Guaranty, and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement or any of the other foregoing documents or agreements, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of Illinois.

“Unmatured Purchase and Sale Termination Event”-means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Yield Reserve” means, on any date, an amount equal to the product of (a) the Capital at the close of business of the Servicer on such date multiplied by (b)(i) the Yield Reserve Percentage on such date divided by (ii) 100% minus the Yield Reserve Percentage on such date.

“Yield Reserve Percentage” means at any time:

(BR+SFR)	x 2.0 x DSO
360

where:

BR =       the Base Rate computed for the most recent Settlement Period,

DSO =    Days’ Sales Outstanding, and

SFR =     the Servicing Fee Rate

Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.  Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II

CONDITIONS OF PURCHASES

1.             Conditions Precedent to Initial Purchase.  The Initial Purchase under this Agreement is subject to the following conditions precedent that the Agent shall have received on or before the date of such purchase, in such number of copies and each in form and substance (including the date thereof) satisfactory to the Agent:

(a)           Fully-executed counterparts of this Agreement, the Sales Agreement, the Performance Guaranty and the other Transaction Documents set forth on the List of Closing Documents set forth on Annex G, in each case, executed by each of  the parties thereto other than the Agent.

(b)           Certified copies of:  (i) the resolutions of the Board of Directors of each of the Seller, the Originators and AAR authorizing the execution, delivery and performance by the Seller, the Originators and AAR, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate or organizational action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation, articles of incorporation and by-laws of the Seller, the Originators and AAR.

(c)           A certificate of the Secretary or Assistant Secretary of the Seller, each of the Originators and AAR certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents to which it is a party.  Until the Agent receives a subsequent incumbency certificate from the Seller, the Originators or AAR, as the case may be, the Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, the Originators or AAR, as the case may be.

(d)           Completed UCC search reports in respect of the Seller and each Originator from all jurisdictions that the Agent may deem necessary or desirable, dated on or shortly before the date of the initial purchase hereunder showing no financing statements filed against such Persons and covering any of the Pool Assets, other than those financing statements as to which those financing statements (Form UCC-3) referred to in subsection(f) below shall terminate, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Agent may request, showing no Adverse Claims on any Pool Assets other than such Adverse Claims as to which those financing statements (Form UCC-3) referred to in subsection(f) below shall terminate.

(e)           Copies of repurchase agreements (i) among AAR Receivables Corporation, an Illinois corporation (“ARC”), Market Street Funding Corporation (“Market Street”), and PNC Bank, National Association, as administrator (the “Administrator”), pursuant to which ARC shall repurchase all of the receivables, related security and collections sold to Market Street and/or the Administrator pursuant to that certain Receivables Purchase Agreement dated as of August 30, 2001 (as amended, the

“Prior RPA”) among such parties, and (ii) among ARC and each of the Originators pursuant to which each such Originator shall repurchase all right, title and interest of ARC in and to the outstanding receivables, related security and collections previously sold by such Originators to ARC pursuant to that certain Purchase and Sale Agreement dated as of August 30, 2001 (the “Prior Transfer Agreement”) among such parties.

(f)            Proper financing statements (Form UCC-3) suitable for filing under the UCC of all jurisdictions that the Agent may deem, if any, necessary or desirable to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by the Originators or the Seller, including pursuant to the Prior RPA and the Prior Transfer Agreement.

(g)           Proper financing statements suitable for filing under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the interests of the Seller and the Agent contemplated by the Agreement and the Sale Agreement.

(h)           Favorable opinions, in form and substance reasonably satisfactory to the Agent of Schiff Hardin & Waite, counsel for the Seller, including, true sale, non-consolidation, enforceability, general legal and corporate matters (including, no conflict with other material agreements) and perfection of liens.

(i)            Satisfactory results of a review and audit (performed by representatives of the Agent) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Policies of the Originators, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.

(j)            A pro forma Information Package representing the performance of the Receivables Pool for the calendar month before closing.

(k)           Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of the Agreement and the Fee Letter.

(l)            The Fee Letter duly executed by the Seller and the Servicer.

(m)          Good standing certificates with respect to each of the Seller, the Originators, and AAR issued by the Secretary of State (or similar official) of the state of each such Person’s organization or formation and principal place of business.

(n)           Certificates from officers of the Seller and each of the Originators as to their compliance with all representations, warranties, covenants and conditions and absence of any Termination Event or Unmatured Termination Event, in each case, as of the date of closing;

(o)           Letters from the Chief Financial Officer of each of the Seller, AAR and the Originators to such company’s outside independent accounting firm authorizing such accountants to communicate directly with the Agent, provided that the Chief Financial Officer of the applicable company is present during any such discussion;

(p)           All other information with respect to the Receivables and any and all such other documents and/or agreements as the Agent or the Purchasers may reasonably request;

(q)           An independent director acceptable to the Agent has been appointed and is currently serving as a member of the board of directors of the Seller;

(r)            Assignment in favor of the Agent relating to all Qualified Policies and certificates of insurance confirming that the Agent is an assignee thereof; and

(s)           Such other approvals, opinions or documents set forth on Annex G or as the Agent or the Purchasers may reasonably request.

2.             Conditions Precedent to All Purchases and Reinvestment.  Each purchase (including the initial purchase) and, except as set forth below, each reinvestment shall be subject to the further conditions precedent that:

(a)           in the case of each purchase (but not any reinvestment), the Servicer shall have delivered to the Agent on or before such purchase, in form and substance satisfactory to the Agent, a completed pro forma Information Package to reflect the level of Capital and related reserves and the calculation of the Purchased Interest (which shall not exceed 100%) after such subsequent purchase and a completed Purchase Notice in the form of Annex B; and

(b)           on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)            the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date;

(ii)           no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes (x) a Termination Event or (y) with respect to any purchase (but not any reinvestment) an Unmatured Termination Event;

(iii)          no law or regulation of any Governmental Authority or order, judgment or decree of any federal, state or local court or Governmental Authority shall, in any case, prohibit or enjoin the sale by the Seller, or the  purchase or maintenance by any of the Agent or the Purchasers of Purchased Interests, in each case, in accordance with the terms hereof; and

(iv)          both immediately before and immediately after giving effect to any such purchase or reinvestment, Capital does not exceed the Purchase Limit.

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1.             Representations and Warranties of the Seller.  The Seller represents and warrants as follows:

(a)           The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)           The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its organizational powers; (ii) have been duly authorized by all necessary corporate and organizational action; (iii) do not contravene or result in a default under or conflict with: (A) its articles of incorporation, by-laws or any other organizational document of the Seller,(B) any material law, rule or regulation applicable to it, (C) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties or give rise to any right of acceleration of any Debt of the Seller.  Each of the Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c)           No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than (i) notices of assignment pursuant to the Assignment of Claims Act (which, other than as required pursuant to Section 4.6(c), are not required to be made hereunder) and (ii) the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which (in the case of clause (ii)) shall have been filed on or before the date of the first purchase hereunder.  No transaction under the Agreement or the other Transaction Documents require compliance with any bulk sales law or any similar law.

(d)           Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           There is no pending or, to Seller’s best knowledge, threatened action, proceeding or investigation affecting Seller or any of its properties before any Governmental Authority or arbitrator.  The Seller is not in material default of any contractual obligation or in material violation of any order, writ, injunction, decree, rule or regulation of any Governmental Authority applicable to it or any of its properties.

(f)            No proceeds of any purchase or reinvestment will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(g)           The Seller is the legal and beneficial owner of, and has good and marketable title to, the Pool Receivables, Related Security and Collections, free and clear of any Adverse Claim.  Upon each purchase or reinvestment, the Purchasers shall acquire a valid and enforceable perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim.  The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in favor of the Purchasers in the Pool Assets, which security interest is prior to all Adverse Claims, and is enforceable as such against creditors of and purchasers from the Seller.  The Pool Assets constitute “accounts” within the meaning of the applicable UCC.  The Seller has caused the filing of all appropriate UCC financing statements (including UCC financing statements to be filed by the Seller against the Originators and assigned to the Agent) in the proper filing offices in the appropriate jurisdictions under applicable laws in order to perfect the security interest in the Pool Assets granted to the Purchasers hereunder.  Other than the security interest granted to the Purchasers pursuant to this Agreement, Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any interest in any of the Pool Assets to any Person.  Seller has not authorized the filing of and is not aware of any UCC financing statements against Seller that include a description of collateral covering the Pool Assets, other than any UCC financing statement relating to the security interest granted to the Purchasers hereunder or that has been terminated.  Seller is not aware of any judgment or tax lien filings against the Seller.  Each Pool Receivable included in the calculation of the Net Receivables Pool Balance in any certificate or report (including any Information Package or Settlement Statement) delivered by the Seller, AAR, the Servicer (if AAR or any Affiliate thereof) or any Originator to the Agent is an Eligible Receivable.

(h)           Each Information Package and Settlement Statement (in each case, if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), and all other information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished at any time by or on behalf of the Seller to the Agent in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Agent at such time) as of the date so furnished.

(i)            The Seller’s principal place of business, chief executive office and state of formation (as such terms are used in the UCC), corporate organizational number and the office where it keeps its records concerning the Receivables are located at the address referred to in clause (c) of Exhibit IV to the Agreement.  The Seller has no Subsidiaries and does not own or hold, directly or indirectly, any equity interest in any Person.

III-2

(j)            The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Agent in accordance with the Agreement) and all Lock-Box Accounts are subject to Lock-Box Agreements.  The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent and the Lock-Box Bank and, upon delivery to a Lock-Box Bank of the related Lock-Box Agreement, the Agent will have exclusive ownership and control of the Lock-Box Account and/or Lock-Box at such Lock-Box Bank.

(k)           Each sale or contribution of Receivables and the associated Related Security and Collections by an Originator to the Seller shall have been effected under, and in accordance with the terms of, the Sale Agreement, including the payment (or incurrence of indebtedness or issuance of equity for the payment) by the Seller to the applicable Originator of an amount equal to the purchase price therefor as described in the Sale Agreement and each such sale shall have been made for “reasonably equivalent value” (as such term is used under Section 548 of the Bankruptcy Code) and not for or on account of “antecedent debt” (as such term is used under Section 547 of the Federal Bankruptcy Code) owed by the Originator to the Seller.

(l)            [Reserved]

(m)          No event has occurred and is continuing, or would result from a purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

(n)           The Seller has accounted (for financial accounting purposes) for each sale of undivided percentage ownership interests in Receivables hereunder in its books and financial statements, and the Seller and each Originator have accounted (for all purposes) for each sale of Receivables to the Seller pursuant to the Sales Agreement in its respective books and financial statements, in each case, as sales, consistent with generally accepted accounting principles.

(o)           The Seller has complied in all material respects with the Credit and Collection Policies of the Originator with regard to each Receivable originated by the Originator.

(p)           The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(q)           The Seller’s complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last six years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Agent pursuant to clause (c) of Exhibit IV to the Agreement.

(r)            The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  In addition, the Seller is not a “holding company,” a “subsidiary company” of a “holding

III-3

company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(s)           As of the Closing Date, neither the Seller nor any ERISA Affiliate of the Seller maintains any Benefit Plans other than as set forth on Schedule VIII.  Neither the Seller nor any ERISA Affiliate of the Seller has ever contributed to a Multiemployer Plan.  Each Benefit Plan of the Seller and the ERISA Affiliates of the Seller which is intended to be a qualified plan has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code, and each trust related to any such Benefit Plan, if any, has been determined to be exempt from federal income tax under Section 501(a) of the Code.  In the aggregate, there is no unfunded liability for any Benefit Plan of the Seller or any such ERISA Affiliate which is a defined benefit plan qualified under Section 401(a) of the Code, as determined under Section 412 of the Code.  Each of the Seller and the ERISA Affiliates of the Seller are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the regulations promulgated thereunder with respect to each of its Benefit Plans, and no Reportable Event has occurred with respect to any such Benefit Plan.

(t)            The Seller has no knowledge of any breach by any Originator of the terms and provisions of the Transaction Documents to which such Originator is a party, other than those disclosed by the Seller to the Agent pursuant to clause (m)(5)(i) of Exhibit IV.

(u)           No event or condition having a Material Adverse Effect has occurred or exists.

2.             Representations and Warranties of AAR (including in its capacity as the Servicer).  AAR, individually and in its capacity as the Servicer, represents and warrants as follows:

(a)           AAR is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b)           The execution, delivery and performance by AAR of the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its certificate of incorporation or bylaws, (B) any material law, rule or regulation applicable to it, (C) any material indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any material order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties.  The Agreement and the other Transaction Documents to which AAR is a party have been duly executed  and delivered by AAR.

(c)           No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and

III-4

performance by AAR of the Agreement or any other Transaction Document to which it is a party, other than (i) notices of assignment pursuant to the Assignment of Claims Act (which, other than as required pursuant to Section 4.6(c), are not required to be made hereunder) and (ii) the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which (in the case of clause (ii)) shall have been filed on or before the date of the first purchase hereunder.

(d)           Each of the Agreement and the other Transaction Documents to which AAR is a party constitutes the legal, valid and binding obligation of AAR enforceable against AAR in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)           The balance sheets of AAR and its consolidated Subsidiaries as at May 31, 2002, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present the financial condition of AAR and its consolidated Subsidiaries in all material respects as at such date and the results of the operations of AAR  and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since May 31, 2002 there has been no event or circumstances which have had a Material Adverse Effect.

(f)            Except as set forth on Schedule IX, (i) there are no pending or, to its best knowledge, threatened action, proceeding or investigation affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator, which could reasonably be expected to result in a Material Adverse Effect and (ii) AAR is not in default of any material contractual obligation or in violation of any material order, writ, injunction, decree, rule or regulation of any Governmental Authority applicable to it or any of its properties.

(g)           No proceeds of any purchase or reinvestment will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(h)           Each Information Package (if prepared by AAR or one of its Affiliates, or to the extent that information contained therein is supplied by AAR or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Agent in connection with the Agreement is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Agent at such time) as of the date so furnished.

(i)            The principal place of business, chief executive office, state of formation  an corporate organizational number (as such terms are used in the UCC) of the Originators and the office where they keep their records concerning the Receivables are located at the address referred to in Schedule IV to the Agreement or such other locations as shall have been notified to the Agent as required pursuant to clause (c) of Exhibit IV.

III-5

(j)            Neither AAR nor any of its Affiliates has any direct or indirect ownership or other financial interest in the Purchasers.

(k)           The Servicer has complied in all material respects with the Credit and Collection Policies of the Originators with regard to each Receivable originated by the Originators.

(l)            AAR has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.

(m)          AAR is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  In addition, AAR is not a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(o)           As of the Closing Date, neither AAR nor any ERISA Affiliate of AAR maintains any Benefit Plans, other than as set forth on Schedule VIII.  Neither AAR nor any ERISA Affiliate of AAR has ever contributed to or been required to contribute to any Multiemployer Plan.  Each Benefit Plan of AAR and the ERISA Affiliates of AAR which is intended to be a qualified plan has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code, and each trust related to any such Benefit Plan, if any, has been determined to be exempt from federal income tax under Section 501(a) of the Code.  In the aggregate, there is no unfunded liability for any Benefit Plan of AAR or any such ERISA Affiliate which is a defined benefit plan qualified under Section 401(a) of the Code, as determined under Section 412 of the Code.  Each of AAR and the ERISA Affiliates of AAR are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the regulations promulgated thereunder with respect to each of its Benefit Plans, and no Reportable Event has occurred with respect to any such Benefit Plan.

(p)           AAR has no knowledge of any breach by the Seller or any Originator of the terms and provisions of the Transaction Documents to which the Seller or such Originator is a party, other than those disclosed by the Seller to the Agent pursuant to clause (m)(5)(i) of Exhibit IV.

(q)           The final regular, periodic and current reports and proxy statements filed by AAR with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended) do not contain any material misstatement of fact or omit to state any material fact necessary to make such reports or statements not materially misleading, other than any such misstatements or omissions corrected in any subsequent filing of record as of the date hereof.

(r)            AAR has received confirmation from its certified public accounting firm that, as of the Closing Date, the sale of Receivables contemplated under the Sale Agreement and this Agreement may be properly characterized as sales of such Receivables for accounting purposes under GAAP, and AAR has not received any notice from its current certified public accounting firm that such treatment is no longer proper or appropriate.

III-6

EXHIBIT IV

COVENANTS

Until the latest of the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Purchasers, the Agent and any other Indemnified Party or Affected Person shall be paid in full (references to AAR in this Section shall be deemed to refer to AAR individually and, for so long as applicable, as Servicer):

(a)           Conduct of Business.  The Seller and AAR will, and will cause each of the Originators to, each perform all actions necessary (i) to maintain its corporate existence and to remain in good standing as a domestic corporation in its jurisdiction of organization and (ii) to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted (except where the failure to do so would not cause a Material Adverse Effect) or its Records are maintained.

(b)           Compliance with Laws, Etc.  The Seller and AAR will, and will cause each of the Originators to, each comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards imposed by any Governmental Authority to which it or any of its properties may be subject, including those with respect to (i) in the case of the Seller, the sale to the Agent of the Purchased Interest and (ii) and in all cases, any Pool Receivable, the collectibility or enforceability thereof, or any Contract related thereto (including any requirements of licensing, registration, authorizations, consents and approvals necessary or desirable to enter into any Contract or create any Receivable and including laws, rules and regulations relating to usury, disclosures, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, trade practices, consumer protection and privacy), except, in each case, where the failure to do so would not cause a Material Adverse Effect.  The Seller and AAR will, and will cause each of the Originators to, pay all Taxes payable thereby as and when due.

(c)           Offices, Records and Books of Account, Etc.  The Seller shall, and the Seller and AAR shall cause each of the Originators to: (i) keep its respective principal place of business, chief executive office and state of formation (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of such Person set forth on Schedule IV or, subject to clause (ii) below, at any other locations in jurisdictions in the United States where all actions reasonably requested by the Agent to protect and perfect the interest of the Seller, the Agent and the Purchasers in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Agent with at least 30 days’ written notice before making any change in such Person’s name or making any other change in the Seller’s identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the UCC.  Each notice to the Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof.  The Seller shall also maintain and implement (or cause the Servicer or the Originators to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer or the Originators to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the identification and collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).  Notwithstanding the above, in no event shall the Seller (or shall AAR or the Seller permit any Originator to) have or maintain, or be a partner in any partnership that has or maintains, its jurisdiction of organization or principal place of business in any of the states of Colorado, Kansas, New Mexico, Oklahoma, Utah or Wyoming.  In the event that the Seller or any such Originator moves its chief executive office to a location which may charge Taxes, fees or other charges to perfect the Agent’s and the Purchasers’ interests hereunder, the Seller shall, or (without limiting the Seller’s payment liability hereunder) shall cause any such Originator to, pay all such Taxes, fees and other charges and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Purchased Interest and the right, title and interest of the Agent and the Purchasers in the Pool Assets.

(d)           Performance and Compliance with Contracts and Credit and Collection Policy.  The Seller shall, and AAR and the Seller shall cause each Originator to, at no expense to the Agent or the Purchasers, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.

(e)           Ownership Interest, Etc.  The Seller and the Servicer shall, and the Seller and AAR agree to cause each of the Originators to, at no expense to the Agent or the Purchasers, take all action necessary or desirable in the reasonable determination of the Agent to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of Agent for the benefit of the Purchasers, including taking such action to perfect, protect or more fully evidence the interest of the Purchasers as the Purchasers, through the Agent, may reasonably request.  Notwithstanding the foregoing, the Seller hereby irrevocably makes, constitutes and appoints the Agent (and all Persons designated by the Agent from time to time for that purpose) as the Seller’s true and lawful attorney and agent in fact to execute and file financing statements and take all such other actions and do all such other things as may be necessary or desirable in the reasonable judgment of the Agent to preserve and perfect the Agent’s ownership and/or security interest (all at the Seller’s expense) in the Pool Assets.  The Seller further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.  Seller further ratifies and confirms the prior filing by the Agent of any and all financing statements (including any amendments or continuation thereto or thereof) which identify the Seller as debtor, seller or assignor and the Agent as secured party, buyer or assignee, and any or all of the Purchased Interest as collateral.  Without limiting the foregoing, the Seller and AAR shall, and shall cause each Originator to, hold any and all Pool Receivables evidenced by any instruments or chattel paper, if any, in trust for the Agent and the Purchasers, separate from its own assets and marked with a legend, in each case, as set forth above, and upon the Agent’s request therefor, shall deliver such instruments and/or chattel paper to the Agent or its designee.

(f)            Sales, Liens, Etc.  Neither the Seller nor AAR shall, nor shall it permit any of the Originators to, sell, pledge, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Pool Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.

(g)           Extension or Amendment of Receivables.  Except as provided in the Agreement, neither the Seller nor AAR shall, or permit any Originator to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any respect, or amend, modify or waive, in any respect, any term or condition of any related Contract, in either case, which affects the Outstanding Balance of any Pool Receivable, the time for payment thereof or thereunder, the enforceability thereof or is in any other way adverse to the Agent and the Purchasers.

(h)           Change in Business or Credit and Collection Policy.  Neither the Seller nor AAR shall, or shall permit any of the Originators to, make (i) any material change in the character of its business or (ii) any change in any Credit and Collection Policy that would adversely effect the enforceability, collectibility or creditworthiness of any Pool Receivable.  Neither the Seller nor AAR shall, or permit any of the Originators to, make any other change in any Credit and Collection Policy without giving prior written notice thereof to the Agent.

(i)            Audits.  The Seller and AAR will, and will cause each Originator to, furnish to the Agent, the Purchasers and the Servicer such information with respect to the Receivables as reasonably requested, including listings identifying the Obligor and the Outstanding Balance for each Receivable.  The Seller and AAR will, and will cause each Originator to, from time to time during regular business hours as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Agent or the Servicer, permit the Agent, the Servicer or any their respective agents or representatives: (i) to examine and make abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of any such Person relating to any Receivables and the Related Security, including the related Contracts, (ii) to visit the offices and properties of the Seller, AAR and/or any such Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s, AAR’s or the Originators’ performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, AAR or the Originators having knowledge of such matters and (iii) without limiting the clauses (i) and (ii) above, to engage certified public accountants or other auditors acceptable to the Agent to conduct, at the Seller’s expense (not to exceed $20,000 per audit), a review of the Seller’s books and records with respect to such Receivables and reconciliations to the Information Packages and Settlement Statements.  So long as there exists no Termination Event or Unmatured Termination Event, the audit required pursuant to clause (iii) need not be performed more than once in any twelve month period except at the Agent’s expense; otherwise such audits may be conducted at such intervals as deemed appropriate by the Agent, at the Seller’s expense.

(j)            Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors.  Neither the Seller nor AAR shall, or permit any of the Originators to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in the instructions to Obligors regarding payments to be made to the Seller, the Originators, the Servicer or any Lock-Box Account (or related post office box), unless the Agent shall have consented thereto in writing and the Agent shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.

(k)           Deposits to Lock-Box Accounts.  The Seller and AAR shall, and shall cause each of the Originators to, (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or the Originators into Lock-Box Accounts not later than one Business Day after receipt thereof.  Each Lock-Box Account shall at all times be subject to a Lock-Box Agreement.  Neither the Seller nor AAR shall, or shall permit any of the Originators to, deposit or otherwise credit, or cause to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections, and if such funds are nevertheless deposited into any such Lock-Box or account, the Seller and AAR shall, or shall cause the Servicer or the applicable Originator to, promptly identify such funds for segregation therefrom; it being acknowledged however that without limiting the other requirements of this paragraph (k) (including the obligation of the Seller, the Servicer and the Originators to provide payment instructions to the Obligors, and to promptly segregate any payments not constituting Collections), that certain payments not constituting Collections will continue to made to the Lock-Box Bank by Obligors either in disregard of the payment instructions or in combined payments of funds attributable to Collections and non-collections, and provided that the Seller and the Servicer otherwise comply with the terms hereof, such remittances shall not constitute a breach of this provision.  Neither the Seller nor AAR shall, or shall permit any Originator to, terminate any Lock-Box Bank or close any Lock-Box Account unless the Agent shall have received at least thirty (30) days prior notice of such termination.

(l)            Marking of Records.  At its expense, the Seller and AAR shall: (i) mark (or cause the Servicer to mark) its master data processing records relating to both Pool Receivables and related Contracts, including with a legend evidencing that the undivided percentage ownership interests with regard to the Purchased Interest related to such Receivables and related Contracts have been sold in accordance with the Agreement, and (ii) cause each Originator to so mark (or cause the Servicer to mark) its master data processing records pursuant to the Sale Agreement.  Upon the request of the Agent at any time after the appointment of a new Servicer (other than AAR or an Affiliate thereof) by the Agent pursuant to Section 4.1(a), the Seller shall, and AAR and the Seller shall cause each Originator to (1) so mark each Contract and its other Records and (2) deliver to the Agent all Contracts (including all multiple originals of such Contracts), with any appropriate endorsement or assignment, and Records or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all Contracts and Records relating to any Pool Asset and hold in trust and safely keep such Contracts and Records in separate filing cabinets or other suitable containers (x) marked to show the Agent’s and the Purchasers’ interest with the legend specified above and (y) maintained in such place as shall be designated by the Agent or such replacement Servicer.

(m)          Reporting Requirements.  The Seller and AAR will, and will cause each Originator to, keep books of record and account in accordance with GAAP in which will be made accurate recordings of all dealings or transactions in relation to its business and activities.  The Seller and AAR each agree to provide to the Agent (in multiple copies, if requested by the Agent) the following:

(1)           Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the Seller (beginning with the fiscal year ending May 31, 2003, copies of (A) for the Seller, its annual unaudited financial statements (including a consolidated balance sheet, the related consolidated statement of income and retained earnings and the related statement of cash flows, with related footnotes) certified by the Chief Financial Officer of the Seller, in each case, prepared in conformity with GAAP for such fiscal year then ended and (B) for AAR, (x) its annual audited consolidated financial statements for AAR and its consolidated Subsidiaries (including, a consolidated balance sheet, the related consolidated statement of income and retained earnings and the related statement of cash flows, with related footnotes) certified by a national independent certified public accounting firm, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the year then ended and (y) annual unaudited consolidating financial statements of each of the Originators (including a balance sheet, the related statement of income and retained earnings and the related statement of cash flows), in each case, prepared in conformity with GAAP for the fiscal year then ended;

(2)           Quarterly Financial Statements.  Within sixty (60) days after the end of each fiscal quarter of the Seller (except the last quarter of its fiscal year), copies of (A) for the Seller, its unaudited financial statements (including at least a balance sheet, the related statement of income and earnings and the related statement of cash flows), in each case, as of the close of such quarter and for the period from the beginning of such fiscal year to the close of such quarter) and certified by the Chief Financial Officer of the Seller and (B) for AAR, (x) its unaudited consolidated quarterly financial statements for AAR and its consolidated Subsidiaries (including at least a balance sheet, the related statement of income and earnings and the related statement of cash flows), in each case, as of the close of such quarter and for the period from the beginning of such fiscal year to the close of such quarter) and certified by the Chief Financial Officer of AAR and (y) unaudited consolidating financial statements of each of the Originators (including a balance sheet, the related  statement of income and retained earnings and the related statement of cash flows), in each case, as of the close of such quarter and for the period from the beginning of such fiscal year to the close of such quarter) and certified by the Chief Financial Officer of AAR, in each of the cases of clause (A) and (B) above, prepared in conformity with GAAP consistently applied;

(3)           Officer’s Certificate.  Each time financial statements are furnished pursuant to clause (1) or (2) above, compliance certificates (in substantially the form of Annex D) signed by the Chief Financial Officer of the Seller or AAR, as applicable, and dated the date of such annual or quarterly financial statement;

(4)           Public Reports.  Promptly upon becoming available, a copy of each regular, current, or periodic report or proxy statement filed by the Seller or AAR with any securities exchange or with the Securities and Exchange Commission;

(5)           Other Information:

(i)            As soon as possible and in any event within five days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

(ii)           Promptly after the filing or receiving thereof, copies of all reports and notices that the Seller, AAR or any ERISA Affiliate of the Seller or AAR files with or receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor, in each case, in respect of any Reportable Event, the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller, AAR and/or any such ERISA Affiliate under ERISA;

(iii)          promptly after the Seller obtains knowledge thereof, notice of any:  (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person, (B) material litigation or proceeding relating to any Transaction Document or (C) material litigation, investigation or proceeding which could reasonably be expected to have a Material Adverse Effect;

(iv)          promptly after the occurrence thereof, notice of a Material Adverse Effect; and

(v)           such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Agent may from time to time reasonably request.

(n)           Certain Agreements.  Without the prior written consent of the Agent, (i) the Seller shall not amend, restate, supplement or otherwise modify any provision of its articles of incorporation or bylaws and (ii) AAR shall not, nor shall the Seller or AAR permit any of the Originators to, amend, restate, supplement or otherwise modify any provision of its articles of incorporation or bylaws in any way adverse to the Agent or the Purchasers.

(o)           Restricted Payments.

(i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds to or invest in the equity of any Person or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)           Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways:  (A) the Seller may make cash payments (including prepayments) on the Company Note in accordance with its terms, and (B) if no amounts are then outstanding under the Company Note, the Seller may, no more frequently than once every calendar quarter, declare and pay dividends.

(iii)          The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(b)(ii) and (iv) of the Agreement.  Furthermore, the Seller shall not pay, make or declare:  (A) any distributions if, after giving effect thereto, the Seller’s tangible net worth (to be calculated consistently with the definition of Consolidated Tangible Net Worth solely with respect to the Seller) would be less than $12,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing or it is a Termination Day.

(p)           Other Business.  The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Notes; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(q)           Use of Seller’s Share of Collections.  The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority:  (i) the payment of its expenses (including all obligations payable to the Purchasers and the Agent under the Agreement and under the Fee Letter); (ii) the payment of accrued and unpaid interest on the Company Note; and (iii) other legal and valid organizational purposes.

(r)            Merger, etc.  The Seller will not (i) merge or consolidate with or into any Person, (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any substantial part of its assets (whether now owned or hereafter acquired), (iii) acquire any assets, capital stock or other ownership interest of or in any Person (other than in connection herewith) or (iv) otherwise enter into any partnership or joint venture arrangement.  AAR shall not, and shall not permit any of the Originators to (i) merge or consolidate with or into any Person, (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any substantial part of its assets (whether now owned or hereafter acquired); provided, that (x) AAR may merger or consolidate with any Person if and to the extent (1) no Termination Event exist or would result therefrom, (2) AAR is the surviving entity, and (3) the Consolidated Tangible Net Worth of the combined entity would be equal or greater to that of AAR prior to such merger or consolidation, and (y) any Originator may be merged or consolidated with, or sell all or substantially all of its assets to, any other Originator.

(s)           Accounting for Sale.  Neither the Seller nor AAR shall, or shall permit any of the Originators to, account for or otherwise treat, (i) the transactions contemplated by the Sale Agreement in any manner for tax or accounting purposes other than as a sale of Receivables by the Originators to the Seller, except to the extent otherwise required in accordance with GAAP or applicable law or (ii) the transactions contemplated hereby (a) for financial accounting purposes, other than as a sale of an undivided fractional ownership interest in the Pool Assets and (b) for tax purposes, in any manner inconsistent with the Intended Tax Characterization, in each case, except to the extent otherwise required by applicable law.  In addition, the Seller and AAR shall, and shall cause, to the extent applicable, each of the Originators to, disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Person’s financial statements) the existence and nature of the transaction contemplated hereby and by the Sale Agreement and the interests of the Seller, the Agent and the Purchasers in the Pool Assets.

(u)           Contingent Liabilities.  The Seller will not guarantee, endorse or otherwise become contingently liable (including by agreement to maintain balance sheet tests) in connection with the obligations or Debt of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business or as provided hereunder.

(v)           Limitation on Transactions with Affiliates.  The Seller will not enter into any transaction with any Affiliate except for the transactions contemplated by the Transaction Documents and other transactions upon fair and reasonable terms materially no less favorable to the Seller than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

(w)          Change in Sale Agreement.  Unless the Agent shall otherwise consent in writing, the Seller will not amend, terminate or grant any waiver or forbearance under the Purchase Agreement, which right to amend, terminate and grant waivers and forbearances has been assigned to the Agent.   The Seller shall fully enforce the Sales Agreement and its rights thereunder in accordance with the terms thereof, and shall take such actions, and do such other things, as the Agent shall from time to time request in furtherance thereof.

(x)            Credit Insurance.  The Seller and AAR shall, and shall cause each Originator to, pay when due all premiums, and timely and properly file and pursue all claims under, and take such other actions as shall be required under any such policy in connection therewith (including, without limitation, filing all such reports, terminating shipments and otherwise mitigating potential losses as required under such policy) and to maintain in full force and effect for the term of, any credit insurance policy covering any Permitted Foreign Receivable.  The Seller shall, and/or AAR and the Seller shall cause each Originator to, at all times maintain cash sufficient to pay any additional premiums required (in excess of the minimum premium) in respect of any Receivables in excess of projected sales volume under such policy.  Neither the Seller nor AAR shall, or shall permit any Originator to, cancel or make any amendments, modifications or changes to, any such policy without the prior written consent of the Agent.  The Seller and AAR shall, and shall cause each Originator to, provide copies of all credit insurance policies to the Agent, all of which shall be with Qualified Insurers and shall be in form and substance reasonably satisfactory to the Agent (and the Agent shall have the right to require changes therein as it in its reasonable credit judgment deems necessary or desirable to maintain coverage on at least 90% of the Outstanding Balance of all Permitted Foreign Receivables included in the Pool Assets), and shall ensure that the Agent is named as an assignee thereof (pursuant to an assignment endorsement in form and substance satisfactory to the Agent).  Notwithstanding the foregoing, the Seller and AAR shall, and shall cause each Originator to, deliver to the Agent, promptly after receipt thereof by such Person, any notice of cancellation or denial of claim of or under any such policy.  In any circumstance where there is likely to be insufficient proceeds of insurance to cover at least 90% of the Outstanding Balance of any affected Pool Receivables, each of the Seller, AAR and the Servicer shall, and shall cause each of the Originators to, make claims for coverage, and apply any and all proceeds received by it under, any such policies to Receivables within the Purchased Interest prior to making any such claim or applying any such proceeds to any other Receivables owing by the same Obligor.

(y)           Material Agreements.  AAR shall include copies of this Agreement and the Sale Agreement as exhibits to the first Form 10-Q or Form 10-K to be filed by AAR with the Securities and Exchange Commission after the Closing Date.

2.             Separate Existence.  Each of the Seller and AAR hereby acknowledges that the Purchasers and the Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from AAR and its Affiliates.  Therefore, from and after the date hereof, each of the Seller and AAR shall take all steps specifically required by the Agreement or reasonably required by the Agent to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of AAR and any other Person, and is not a division of AAR, its Affiliates or any other Person.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, the Seller shall operate its business in conformity with the restrictions set forth on Exhibit VI hereto.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)           (i) either the Servicer (if other than the Agent or any Purchaser) or the Seller shall fail to make any payment or deposit to be made by it under Section 1.4 or clause (k) of Exhibit IV when due, (ii) any two consecutive or two of the most recent four Information Packages or Settlement Statements shall fail to be completed and delivered to the Agent on the dates required pursuant to Section 4.4 or any Information Package or Settlement Statement shall fail to be completed and delivered to the Agent within 3 days of the date required pursuant to Section 4.4, or (iii) the Servicer (if other than the Agent or any Purchaser) shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in subclauses (i) or (ii) immediately above) and such failure shall remain unremedied for three (3) Business Days after the Servicer became aware of, or received notice of, the existence of such default;

(b)           (i) the Seller shall fail to make any payment of fees due hereunder or under the Fee Letter within three (3) days after the date on which such amount shall have become due and payable; or (ii) the Seller shall fail to pay any amount required to be paid by it hereunder and not otherwise described in clause (a) above or subclause (i) immediately above within ten (10) days after the date on which such amount shall have become due and payable;

(c)           the Seller, AAR or any Originator shall fail to observe or perform any covenant or agreement contained herein or in any of the other Transaction Documents and applicable to it (other than any covenant or agreement of the type described in clause (a) and (b) above or any such covenant or agreement specifically referred to in any clause below) and such failure shall continue for fifteen days such Person became aware of, or received notice of, such failure; provided that no such failure with respect to any Pool Receivable shall constitute a Termination Event under this clause (c) if the Seller has, pursuant to Section 1.4(e), been deemed to have collected such Receivable and payment therefor in full has been delivered in accordance with Section 1.4, with the effect that, in accordance with Section 1.4(e), such Receivable is no longer a Pool Receivable hereunder;

(d)           any representation, warranty, certification or statement made or deemed made by the Seller, AAR, any Originator or the Servicer (if other than the Agent or any Purchaser) in, or pursuant to, this Agreement, any other Transaction Document or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect (or, if such representation is already qualified by any standard of materiality, in any respect) when made or deemed made; provided that no such breach with respect to any Pool Receivable shall constitute a Termination Event under this clause (d) if the Seller has, pursuant to Section 1.4(e), been deemed to have collected such Receivable and payment therefor in full has been delivered in accordance with Section 1.4, with the effect that, in accordance with Section 1.4(e), such Receivable is no longer a Pool Receivable hereunder;

(e)           AAR shall cease to be Servicer and no successor Servicer reasonably satisfactory, to the Agent shall have been appointed;

(f)            the Seller shall for any reason fail or cease to have a valid and enforceable perfected ownership or security interest in each Pool Receivable and the Related Security and Collections with respect thereto, free and clear of any Adverse Claim (other than the Adverse Claim in favor of the Agent and the Purchasers hereunder), or (ii) the Agent and the Purchasers shall for any reason fail or cease to have a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim;

(g)           the Seller, the Servicer (if other than the Agent or any of the Purchasers), AAR or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, such Servicer, AAR or any Originator seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, such Servicer, AAR or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(h)           (i) the (A) Default Ratio shall exceed 7.0%, (B) the Delinquency Ratio shall exceed 15.0% or (C) the Dilution Ratio shall exceed 15.0% or (ii) the average for three consecutive calendar months of:  (A) the Default Ratio shall exceed 5.0%, (B) the Delinquency Ratio shall exceed 15.0% or (C) the Dilution Ratio shall exceed 11.0%;

(i)            a Change in Control shall occur;

(j)            the Purchased Interest at any time exceeds 100% and such circumstance is not remedied within three (3) Business Days after the Seller or an Affiliate thereof learned or should have learned of such circumstance (including as would or should have been learned of in connection with the preparation of any required Information Package or Settlement Statement, whether or not such Information Package or Settlement Statement is in fact so prepared);

(k)           (i) The Seller, AAR, or any Subsidiaries of AAR shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $2,000,000, individually or in the aggregate, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (other than the Specified Non-Recourse Debt to the extent such Debt shall be extinguished solely by recourse to the aircraft described in the definition of Specified Non-Recourse Debt), or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made (other than the Specified Non-Recourse Debt to the extent such Debt shall be extinguished solely by recourse to the aircraft described in the definition of Specified Non-Recourse Debt), in each case before the stated maturity thereof;

(l)            either: (i) a contribution failure shall occur with respect to any Benefit Plan of the Seller, AAR or any ERISA Affiliate of the Seller or AAR, in either case, sufficient to give rise to a lien under Section 302(a) of ERISA, (ii) the Internal Revenue Service shall file a notice of lien asserting a claim or claims pursuant to the Internal Revenue Code with regard to any of the assets of Seller, any Originator, AAR or any ERISA Affiliate and such lien shall have been filed and not released within 10 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, AAR or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator, AAR or any ERISA Affiliate or terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability;

(m)          the Days’ Sales Outstanding exceeds 70 days;

(n)           a default shall occur under the Performance Guaranty; the Performance Guaranty is terminated or held to be unenforceable for any reason; or any Person shall attempt to terminate, or assert the invalidity or unenforceability of, the Performance Guaranty or any provision thereof;

(o)           the Sale Agreement shall be terminated for any reason; or any of the Originators shall cease making sales of Receivables thereunder;

(p)           any judgment (or any related series of judgments) shall be rendered against AAR, any of its Subsidiaries, or the Seller that (i) exceeds the insurance coverage therefor by an amount in excess of $5,000,000 or in respect of which such Person’s insurance carrier has not acknowledged coverage for such loss (or any portion thereof) in excess of $5,000,000 or (ii) otherwise causes a Material Adverse Effect, and in each case, such judgment has not been fully discharged or stayed within the period required to preserve the right to appeal such judgment;

(q)                                 (i)            Consolidated Tangible Net Worth as determined as at the last day of any fiscal quarter of AAR shall be less than $152,000,000, minus the aggregate amount of all impairment charges taken by AAR and its Subsidiaries in respect of assets included in the calculation of Consolidated Net Worth during each fiscal quarter commencing with the fiscal quarter ending February 28, 2003;

(ii)           Capital Expenditures of AAR and its Subsidiaries, on a consolidated basis, as determined as of the last day of each fiscal quarter of AAR for the twelve fiscal month period ending as of the last day of such fiscal quarter then ended exceeds $16,000,000; or

(iii)          The ratio of EBITDA to Fixed Charges, in each case as determined as of the last day of each fiscal quarter of AAR for the twelve fiscal month period ending as of the last day of such fiscal quarter then ended shall be less than 1.15 to 1.00;

(r)            The tangible net worth of the Seller (to be calculated consistently with the definition of Consolidated Tangible Net Worth solely with respect to the Seller) shall at any time be less than $12,000,000; or

(s)           The aggregate outstanding principal balance of the Company Notes as of the last Business Day of any month exceeds $4,500,000 for any two consecutive months or an amount equal to 15% of the aggregate Outstanding Balance of all Eligible Receivables owned by the Seller at such time.

EXHIBIT VI

ACTIVITIES TO MAINTAIN CORPORATE SEPARATENESS

The Seller shall take all reasonable steps to continue its identity as a separate legal entity and to make it apparent to third Persons that it is an entity with assets and liabilities distinct from those of AAR, the Servicer, any of the Originators, or any other Person, and that the Seller is not a division of AAR, the Servicer, any of the Originators, or any other Person.  In that regard, and without limiting the foregoing in any manner, the Seller shall:

(a)           be organized as a limited purpose corporation organized under the laws of the State of Illinois and its Articles of Incorporation shall limit its activities to: (i) entering into, performing and complying with a purchase and sale agreement with AAR and/or any subsidiary of AAR pursuant to which the Seller may purchase accounts receivables and related property from AAR and/or such subsidiaries; (ii) owning, holding and servicing the receivables and related property so purchased; (iii) borrowing from and/or selling interests in the receivables to trusts, banks, financial institutions, commercial paper purchasers, insurance companies or similar entities in order to fund such purchases; (iv) pledging all or substantially all of its assets, including the receivables so purchased, as collateral security for any such financing arrangements; (v) investing proceeds derived from such activities as determined by the Seller’s Board of Directors; and (vi) engaging in any lawful act or activity or exercising any powers permitted to corporations organized under the general corporate laws of the state of Illinois, in either case that are incidental to and necessary or convenient for the accomplishment of the above-mentioned purposes;

(b)           not engage in any business or activity except as set forth in this Agreement nor incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

(c)           have not less than one director (the “Independent Director”) which is an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, advisor, customer or supplier of AAR or any of its Affiliates (an “AAR Person”), nor a direct, indirect or beneficial owner of more than 10% of the outstanding capital stock of any AAR Person “), nor a relative of any of the foregoing, nor a trustee in bankruptcy for any of the foregoing (any such Person also being an “AAR Person”);

(d)           maintain in its Articles of Incorporation of the Seller provide that the Seller will not, without the affirmative note of all of its directors (including the duly appointed Independent Directors), (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of any bankruptcy or insolvency proceedings against it, (iii) file a petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) consent to the appointment of a receiver, trustee, liquidator, sequestrator or assignee (or other similar official) for it or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability to pay its debts as they become due, (vii) enter into or approve any merger, consolidation or sale of all or substantially all of its assets, or (viii) amend the articles of incorporation to remove any requirement for an Independent Director or the requirement of the consent of such Independent Director with respect to the matters set forth in this clause (c) without the consent of the Independent Director, in either case, without the consent of (x) a majority of directors on the Seller’s Board of Directors and (y) the Independent Director;

(e)           maintain its own board of directors and make independent decisions with respect to its daily operations and business affairs and not be controlled in making such decisions by AAR, any of its Affiliates or any other AAR Person;

(f)            maintain separate and clearly delineated office space owned by it or evidenced by a written lease or sublease  (even if located in an office shared with AAR, any of its Affiliates or any other AAR Person);

(g)           maintain its assets in a manner which facilitates their identification and segregation from those of AAR, any of its Affiliates or any other AAR Person;

(h)           maintain a separate telephone number which will be answered only in its own name and separate stationery and other business forms;

(i)            conduct all intercompany transactions with AAR, its Affiliates and any other AAR Persons on terms which the Seller reasonably believes to be on an arm’s-length basis;

(j)            not guarantee any obligation of AAR, any of its Affiliates or any other AAR Person, nor have any of its obligations guaranteed (other than pursuant to the Performance Guarantee) by AAR, any of its Affiliates or any other AAR Person or hold itself out as responsible for the debts of AAR, any of its Affiliates or any other AAR Person or for the decisions or actions with respect to the business and affairs of AAR, any of its Affiliates or any other AAR Person, nor seek or obtain credit or incur any obligation to any third-party based upon the creditworthiness or assets of AAR, any of its Affiliates, any AAR Person or any other Person;

(k)           not permit the commingling or pooling of its funds or other assets with the assets of AAR, any of its Affiliates or any other AAR Person;

(l)            maintain separate deposit and other bank accounts to which none of AAR, any Affiliate thereof or any other AAR Person (other than as Servicer) has any access;

(m)          maintain financial records which are separate from those of AAR, any of its Affiliates or any other AAR Person;

(n)           compensate all employees, consultants and agents, and other AAR Persons, to the extent applicable, from the Seller’s own funds, for services provided to the Seller by such employees, consultants and agents or other AAR Persons;

(o)           have agreed in writing with AAR and the other Originators and AAR Persons to allocate among themselves shared overhead and corporate operating services and expenses which are not reflected in the Servicing Fee (including without limitation the services of shared

VI-2

employees, consultants and agents and reasonable legal and auditing expenses) on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to actual use or the value of services rendered;

(p)           pay directly for its own account for accounting and payroll services, rent, lease and other expenses and not have such operating expenses paid by AAR, any of its Affiliates or any other AAR Person;

(q)           maintain adequate capitalization in light of its business and purpose;

(r)            conduct all of its business (whether in writing or orally) solely in its own name through its duly authorized officers, employees and agents;

(s)           not operate its business or take any action which is inconsistent with the assumptions set forth in, and serving as the basis for the conclusions of law in, the opinion of  Seller’s counsel delivered in connection with this Agreement concerning certain bankruptcy matters (“true sale” and substantive consolidation) relating to the transaction contemplated hereby;

(t)            maintain at least one employee (who may be an employee of AAR, any Affiliate thereof or any other AAR Person shared by the Seller pursuant to a written agreement allocating the compensation and benefit costs of such employee) in charge of day to day operations of the Seller; and

(u)           otherwise practice and adhere to corporate formalities such as complying with its Articles of Incorporation, By-laws and corporate resolutions, the holding of regularly scheduled board of directors meetings, and maintaining complete and correct books and records and minutes of meetings and other proceedings of its stockholders and board of directors.

VI-3

EXHIBIT VII

CONTRACTUAL REQUIREMENTS

1.             Such Contract provides for the sale of goods or the rendering of services within the United States in exchange for a specified sum of money in United States Dollars payable in the United States.

2.             Such Contract shall require that full payment by the Obligor party thereto for the merchandise or services provided by the Transferring Distributor thereunder shall be due no later than 150 days from the original invoice date thereof..

3.             The legal name of the Originator party to such Contract shall be identical to the legal name of the applicable Originator party to the Sale Agreement and transferring the Receivable arising under such Contract (or a predecessor by merger thereto).

4.             Once a Receivable arises under such Contract, such Contract does not contain continuing obligations of the Originator party thereto with respect to such Receivable or the inventory, goods, merchandise or services sold or rendered in connection therewith.

6.             Such Contract shall only contain terms and conditions concerning the payment of finance charges or interest thereunder (if any) by the Obligor party thereto that comply with all rules, laws and regulations of the applicable jurisdiction governing such Contract including, but not limited to, any usury laws of such jurisdiction.

7.             Such Contract shall not constitute an “instrument,” or “chattel paper.”